UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A
(RULE 14a-101)

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934
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Filed by a Party other than the Registrant ☐

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Whitestone REIT
(Name of Registrant as Specified in Its Charter)

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2600 S. GESSNER ROAD, SUITE 500
HOUSTON, TEXAS 77063

April [*], 2022

Dear Shareholder:

You are cordially invited to attend the 2022 Annual Meeting of Shareholders (the “Annual Meeting”) of Whitestone REIT virtually via the internet or by proxy. The Annual Meeting will be held on May 23, 2022, at 10:00 a.m., Central Daylight Time. During the Annual Meeting, shareholders will have the opportunity to vote on each item of business described in the enclosed notice of the Annual Meeting and accompanying proxy statement.

Shareholders may attend and participate in the Annual Meeting virtually via the internet at www.virtualshareholdermeeting.com/WSR2022. where you will be able to vote electronically and submit questions during the Annual Meeting. The Annual Meeting will be held solely by means of remote communication in a virtual meeting format only. You will not be able to attend the Annual Meeting physically. You will only be able to vote electronically and submit questions during the Annual Meeting by using your control number, which will be included on your notice or proxy card (if you received a printed copy of the proxy materials), to log on to the Annual Meeting.

In accordance with the “e-proxy” rules promulgated by the Securities and Exchange Commission, we are pleased to take advantage of the practice of furnishing proxy materials to our shareholders over the internet. Accordingly, on or about April [*], 2022, we are mailing to our shareholders (other than those shareholders who have previously requested electronic or paper delivery) a Notice of Internet Availability of Proxy Materials. On the mailing date of the Notice of Internet Availability of Proxy Materials, all shareholders of record and beneficial owners will have the ability to access all of our proxy materials referred to in the Notice of Internet Availability of Proxy Materials on the internet website cited therein and in the accompanying Proxy Statement. These proxy materials will be available free of charge. The e-proxy rules afford us the opportunity not only to realize cost savings on the printing and distribution of our proxy materials but also to preserve our environment, and we hope that, if possible and convenient, you will avail yourself of this option.

It is important that your shares be represented at the Annual Meeting. I urge you to authorize a proxy to vote your shares via the internet, or by calling the toll-free telephone number, or by signing, dating and promptly returning your proxy card enclosed with the proxy materials. Your vote is important. If you have any questions about how to vote your shares, please call David Mordy, Whitestone's Director of Investor Relations, at 713-435-2219.

Sincerely yours,

David K. Holeman
Chief Executive Officer

2600 S. GESSNER ROAD, SUITE 500
HOUSTON, TEXAS 77063
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To be Held May 23, 2022
To Our Shareholders:

Notice is hereby given that the 2022 Annual Meeting of Shareholders (the “Annual Meeting”) of Whitestone REIT will be held on May 23, 2022, at 10:00 a.m., Central Daylight Time. You may attend the Annual Meeting virtually via the internet at www.virtualshareholdermeeting.com/WSR2022 by using the control number included with your notice to log on to the Annual Meeting. The Annual Meeting will be held solely by means of remote communication in a virtual meeting format only. You will not be able to attend the Annual Meeting physically. The agenda for the Annual Meeting is as follows:
1.To elect five trustees to serve until our 2023 annual meeting of shareholders and until their successors have been duly elected and qualified (Proposal No. 1);
2.To approve, in an advisory (non-binding) vote, the compensation of our named executive officers (Proposal No. 2);
3.To ratify the appointment of Pannell Kerr Forster of Texas, P.C. as our independent registered public accounting firm for the fiscal year ending December 31, 2022 (Proposal No. 3);
4.To approve an amendment to the Company's declaration of trust (the "Declaration of Trust") to allow shareholders to adopt, amend or repeal the Company's bylaws (Proposal No. 4); and
5.To transact such other business that may properly come before the meeting or any adjournment or postponement thereof.

All shareholders of record as of the close of business on February 28, 2022 are entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof.

We are pleased to take advantage of the Securities and Exchange Commission rules that allow issuers to furnish proxy materials to their shareholders electronically. We believe these rules allow us to provide our shareholders with the information they need, while reducing the environmental impact of the Annual Meeting and lowering the costs of delivery of the materials.
OUR BOARD OF TRUSTEES RECOMMENDS THAT YOU VOTE FOR EACH OF THE TRUSTEE NOMINEES, FOR APPROVAL OF THE ADVISORY NON-BINDING VOTE REGARDING THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, FOR THE RATIFICATION OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND FOR THE APPROVAL OF AN AMENDMENT TO THE DECLARATION OF TRUST TO ALLOW SHAREHOLDERS TO ADOPT, AMEND OR REPEAL THE COMPANY'S BYLAWS.

REGARDLESS OF WHETHER YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE READ THE PROXY STATEMENT AND AUTHORIZE A PROXY TO VOTE YOUR SHARES AS SOON AS POSSIBLE.

By order of the Board of Trustees,

Peter A. Tropoli
General Counsel and Corporate Secretary

i

April [*], 2022

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON MAY 23, 2022:

This Proxy Statement and Whitestone’s Annual Report to Shareholders for the fiscal year ended December 31, 2021 are available for review by shareholders of record at: www.proxyvote.com

PROXY SUMMARY

Here we present an overview of information that you will find throughout this Proxy Statement. As this is only a summary, we encourage you to read the entire Proxy Statement for more information about these topics prior to voting.

Annual Meeting of Shareholders		Shareholder Voting Matters
Time and Date:	May 23, 2022 at 10:00 a.m. Central Daylight Time	Proposals	Board's Voting Recommendation	Page
Place:	Virtual Meeting at www.virtualshareholdermeeting.com/WSR2022	1. Election of Trustees	FOR	9
Record Date:	February 28, 2022	2. Advisory Vote on Executive Compensation	FOR	26
This Proxy Statement and the accompanying form of proxy are first being sent or made available to our shareholders on or about April [*], 2022 in connection with the solicitation by our Board of Trustees of proxies to be used at our 2022 annual meeting of shareholders.		3 .Ratification of the appointment of Pannell Kerr Forster of Texas, P.C. as our independent registered public accounting firm for the fiscal year ending December 31, 2021	FOR	58
		4. Approval of an amendment to the Company's Declaration of Trust to allow shareholders to adopt, amend or repeal the Company's bylaws.	FOR	61

Our Trustees and Nominees

You are being asked to vote on the election of five trustee nominees listed below. Detailed information about each trustee nominee’s background, skills and expertise can be found in the Proposal No. 1 - Election of Trustees section of this Proxy Statement. The Board has determined that four of the five trustee nominees are independent. If the trustee nominees are elected at the Annual Meeting, the trustees shall hold committee memberships as follows:

			Committee Memberships
Name and Primary Occupation	Age	Trustee Since	Audit	Compensation	Nominating and Corporate Governance Committee
Nominees:
David F. Taylor, Chair of Locke Lord LLP and Chairman of the Board of Whitestone REIT.	58	2017		X	x
Nandita V. Berry, former 109th Texas Secretary of State	53	2017	X		©
David K. Holeman, Chief Executive Officer of Whitestone REIT	58	N/A
Jeffrey A. Jones, Managing Director of Stephens Inc.	66	2020	© $	X
Paul T. Lambert, Chief Executive Officer of Lambert Capital Corporation	69	2013	X	©	x
X Member © Committee Chair $ Financial Expert

Our Commitment to Excellence in Operational Performance and Financial Management

During the year ended December 31, 2021, our real estate portfolio focused primarily on the largest, fastest-growing, high-household-income markets in the Sunbelt performed exceptionally well.

•Rising Occupancy. Our tenant mix is intentionally built to be diversified with food, self-care and wellness, services, education and entertainment. We rebounded in 2021, ending the year with occupancy of 91.3% as compared to 88.2% at the end of 2020. Our same-store occupancy increased 350bps from year end 2020 to 91.7%.

•Record Leasing Activity. New and renewal leases signed in 2021 totaled 400, with a value of $131.9 million, as compared to 306 and $75.5 million, respectively, for 2020. The demand for space in our Sunbelt markets has been strong.

•Increasing Rental Rates. Our average net effective annual base rent per leased square foot increased to $21.08, a 7.7% increase from 2020. Additionally, rental rates on comparable leases signed during 2021 increased 10.8%, on a straight-line basis (GAAP), from the previous lease.

•Strong Same-Store NOI Growth. In 2021, our Same Store NOI from properties that were owned the full year 2021 and 2020 grew to $82.2 million, an increase of 5.7% from 2020.

•Conservatively-Funded Monthly Dividends. As one of the few monthly dividend paying public REITs, we are conscientious of the importance of the monthly dividend to our shareholders. In 2021 our dividends were well-funded, representing 42% of cash flow from operations. This compares to 60% in 2020 and 98% in 2019. As a result of our strong operational and financial performance, our monthly dividend increased 2.4% in March 2021, and we further increased our dividends by an additional 11.6% in April 2022.

•Improving Debt Leverage. During 2021, we improved our overall debt leverage as shown by improvement in our debt to undepreciated real estate assets ratio to 51% from 55% in 2020 and improvement in our net debt to EBITDAre ratio to 9.1X from 10.2X in 2020.

Please refer to APPENDIX A - NON-GAAP MEASURES for explanations and reconciliations of non-GAAP measures to their most comparable GAAP metric.

Whitestone REIT Total Shareholder Return

2021 TOTAL SHARHOLDER RETURN

WSR-Total Return
FTSE NAREIT Equity Shopping Centers Index-Total Return
FTSE Nareit Equity REITS Index-Total Return
100.00
75.00
50.00
25.00
0.00
(25.00)
Total Return
Mar '21
May '21
Jul '21
Sep '21
Nov '21
Jan '22
Mar '22
77.48%
59.39%
34.74%

Our Commitment to Excellence in Stakeholder Engagement

Through owning, operating, developing and redeveloping successful neighborhood community shopping centers, we engage with a wide variety of stakeholders, including shareholders, noteholders, lenders, employees, co-investment partnerships, tenants, and the local communities where our properties are located. We believe that considering the needs and feedback of these stakeholders is crucial to the value-creation process as they are in a position to significantly influence our long-term success.

STAKEHOLDER GROUP	ENGAGEMENT APPROACH		TOPICS OF DISCUSSION
Shareholders, Noteholders and Lenders	● One-on-one meetings with individuals and institutions	● Interactions facilitated via industry associations and sell-side analyst conferences	● Company goals and strategic objectives, performance and expectations, transparent disclosure, corporate governance and other ESG initiatives
	● Direct dialogue through Whitestone-hosted market visits and quarterly conference calls	● Information sharing via company filings
Tenants	● Tenant site visits on a regular basis performed by property managers and regional managers	● One-on-one contact with tenants and representatives at retailer industry conferences	● Tenant performance, tenant satisfaction, property maintenance, property health and safety, property efficiencies and sustainable building practices
● Tenant satisfaction surveys
Communities	● One-on-one dialogue with local and regional planning agencies, municipal boards, permitting authorities and community groups	● Direct dialogue through open houses and town halls	● Property specific information, community interests and needs
	● Monitoring through social media	● Employing a diverse group of associates that understands the needs of multicultural communities and tenants.
Vendors	● Compliance with Whitestone's Vendor Code of Conduct Policy		● Vendors are to comply with established Code of Conduct Policy which includes, but not limited to, labor rights, health & safety, unfair business practices and environmental and sustainability concerns
Employees	● One-on-one engagements and annual goal setting	● Special project and training workshops	● Employee satisfaction, benefits and compensation, health and safety, career development and training, diversity and equal opportunity
	● Employee review meetings and Q&A sessions with the executive team members	● Open door policy that encourages employees to offer opinions or raise concerns informally
	● Formal reporting mechanism to raise issues such as fraud, harassment, etc.	● Whistleblower Policy
● Employee satisfaction surveys

Our approach to stakeholder engagement is described in detail in our inaugural Corporate Responsibility Report posted on our website at www.whitestonereit.com

Our Commitment to Excellence in Corporate Responsibility

We own, operate, develop and redevelop retail community-centered properties in vibrant markets and create value by leasing, managing, developing, and redeveloping properties to be a place of connection and convenience, crafted for the local needs of the community.
We are more than landlords - we build unity and synergy between our tenants, designing a tenant mix for cross-referral business, which is the glue that creates the community atmosphere within our properties. In doing so, we create value for the community and other stakeholders.
We understand that managing our environmental, social and governance ("ESG") responsibilities is critical to creating and sustaining long-term value. Our priorities in those efforts are providing sustainable, high quality rental spaces with credit-worthy tenants; investing in our people to ensure we can attract and retain the talent we need to remain successful; and operating to the highest possible standards of ethics and transparency.

The Company also has an ESG Committee, under the oversight of the Board, which is comprised of key members of management and other employees.

Social Responsibility

Our Employees:
A values-based culture that promotes employee engagement
A culture of inclusivity, with annual diversity and sensitivity training for management and associates
Employee wellness, health and safety, offering comprehensive benefits
Employee training and continuing education opportunities for professional development
31 languages spoken at Whitestone REIT as of March 14, 2022
Internship Program

Social Responsibility

Our Tenants and Communities:
Lease to tenants that provide beneficial services to the surrounding communities
Perform due diligence to ensure upholding of Whitestone standards through informal surveys, tenant meetings and formalized lease renewal processes
Participation of associates in volunteering and philanthropy
Employ and develop a diverse group of associates who understand the needs of our multicultural communities and tenants

Ethics and Governance

Separation of Chairman and CEO roles in January 2022
Unwavering ethical standards and business practices fostered by 100% employee participation in Code of Business Conduct and Ethics Training
Annual shareholder elections for Trustees
Ongoing board refreshment - 60% of Independent Trustees have served fewer than 4 years
Commitment to continual enhancement of our corporate governance practices, evidenced by, among other things, our recent termination of our Shareholder Rights Plan, amendment of our Bylaws to provide separate Chairman and CEO roles, and Proposal No. 4, which, if approved, will amend our Charter to enable shareholders to amend our Bylaws.

Environmental Stewardship

Redeveloping and Revitalizing
We acquire and “turn around” properties and seek to add value through renovating and re-tenanting our properties to create Whitestone-branded Community Centered Properties™.
Adding leasable square footage to existing structures, upgrading and renovating existing structures and developing and building on unused land are all ways that we revitalize existing space to better serve the local community.

When redeveloping our properties, we seek opportunities to improve their environmental footprint. Examples include providing parking spaces for low emission and fuel efficient vehicles; installing low voltage lighting; and installing enclosed trash collectors. Furthermore, we undertake extensive due diligence related to any possible contamination at all the properties we purchase, investing in any necessary clean up to ensure we and new tenants comply with all environmental regulations.

Whitestone usually provides triple net (NNN) leases that charge the utility expenses directly to tenants. Tenants are incented to economize on utilities such as electricity and water usage, and improve their profitability by reducing expenses they pay.

Onboarded ESG data management software solution in 2021 to enable tracking of our water, electricity, gas and trash usage.
Looking forward, Whitestone plans to evaluate the possibility of Energy Star and LEED certifications for select properties and CDP disclosures. In 2022, we expect to submit our first GRESB real estate assessment.

Our approach to corporate responsibility and key environmental, social, and governance initiatives are described in detail in our Corporate Responsibility and Sustainability Report on our website http://ir.whitestonereit.com/ under the Corporate Responsibility section.

Our Commitment to Excellence in Corporate Governance

Board Refreshment and Characteristics of Board Member Nominees

We believe that, while the Company can benefit from experienced trustees, periodic refreshment of the Board is important. We understand that the quality, dedication and chemistry of the Board have been integral to the Company’s success. Since 2017, we have achieved a significant refreshment of our Board, reflecting a balanced set of experienced Board members and less tenured trustees who bring fresh perspectives and differing backgrounds, as follows:

•Four of the five trustee nominees have been added since 2017

Tenure			Independence
Under 5 Years	3	60%	Independent	4	80%
5 to 10 Years	2	40%	Non-independent	1	20%
Average Tenure (Years)	4

Diversity is an important strategic initiative at Whitestone and has relevance to our associates, suppliers, and shareholders. We also are committed to diversity at the Board level. Having a Board composed of men, women, and people of color with different perspectives facilitates more balanced, wide-ranging discussion in the boardroom. The Board also is committed to inclusion-ensuring that all trustees feel welcomed, valued, and able to contribute their opinions.

•One of our five trustee nominees is a female and a person of color.

Gender Diversity			Ethnic Diversity
Women	1	20%	People of Color	1	20%
Men	4	80%	White	4	80%

Skills of Board Members

Each of our Board member nominees possess one or more of the skills listed below:

Strategy	Real Estate	Financial

Experience driving strategic direction and growth of a substantial organization
Experience in significant organization where the ownership, operation and development of real estate is integral to the business and/or in leadership of a significant real estate operating private equity or finance company
Experience as a public company senior financial leader (e.g. CFO) or qualifies as an Audit Committee Financial Expert or as financially literate

Leadership

"C Suite" experience (CEO, CFO, COO or similar position) or sub "C Suite" experience as a divisional president or functional leader within a substantial organization. Prominence and excellent reputation in board members industry and experience in organization with growth, which has performed well financially and successfully navigated business cycles

Senior level experience serving in state or local government

Investments	Corporate Governance

Experience in real estate securities, debt and capital markets	Experience serving as a public company director and demonstrated understanding of current corporate governance standards and practices in public companies

Corporate Governance Highlights

Key Attributes
Declassified Board, with Annual Election of Trustees
Plurality Vote Standard in Trustee Elections with Resignation Policy
Separate Chairman and CEO Roles
Termination of Shareholder Rights Plan
4 of 5 trustee nominees are independent; Audit, Compensation and Nominating and Governance Committees each entirely comprised of independent trustees.
Independent Trustees Meet Without Management Present
Share Ownership Policy
Codes of Conduct for Trustees, Officers and Employees
Shareholder Ability to Adopt, Amend or Repeal the Bylaws (if Proposal No. 4 approved)
Shareholders can Call Special Meetings

PROPOSAL NO. 1 - ELECTION OF TRUSTEES

Nominees for Trustee

As of the date of this proxy statement, our Board is comprised of six trustees whose terms expire at the Annual Meeting. At the Annual Meeting, the board will be reduced to five trustees.

Trustees are elected by a plurality of all votes cast by the holders of shares present in person (virtually) or represented by proxy at the Annual Meeting. This means that the nominees receiving the greatest number of “FOR” votes will be elected. In addition, our Corporate Governance Guidelines provide that any nominee for trustee in an uncontested election who receives a greater number of “WITHHOLD” votes from his or her election than votes “FOR” such election shall tender his or her resignation for consideration by the Nominating and Corporate Governance Committee, which shall then make a recommendation to the Board, after which the Board will publicly disclose its decision with respect to such resignation within 90 days of the certification of the election results.

Nandita V. Berry, Jeffrey A. Jones, Paul T. Lambert, Jack L. Mahaffey, James C. Mastandrea and David F. Taylor are our current trustees, and their terms expire at our Annual Meeting.

Jack L. Mahaffey notified the Company that he will not stand for re-election at our 2022 annual meeting of shareholders. We thank Mr. Mahaffey for over two decades of dedicated service and numerous contributions to the Company and the Board.

James C. Mastandrea has not been nominated for re-election by the Board.

David K. Holeman, the Company's current Chief Executive Officer, is standing for election at our 2022 annual meeting of shareholders.

Shares represented by valid proxies will be voted, if authority to do so is not withheld, for the election of Ms. Berry and Messrs Taylor, Holeman, Jones and Lambert. The Board has no reason to believe that any of the nominees will be unable to serve as trustees. In the event, however, that any of the nominees should be unavailable for election as a result of an unexpected occurrence, shares represented by valid proxies will be voted for the election of such substitute nominees as the Nominating and Corporate Governance Committee may propose.

If elected at the Annual Meeting, Ms. Berry and Messrs. Taylor, Holeman, Jones and Lambert have agreed to serve until the 2023 annual meeting of shareholders and until their successors are duly elected and qualified, or until their earlier death, resignation or removal. Ms. Berry and Messrs. Taylor, Holeman, Jones and Lambert are not being nominated for election pursuant to any agreements or understandings between us and any other person.

Our Board recommends that you vote “FOR” the election of trustees Nandita V. Berry, David F. Taylor, David K. Holeman, Jeffrey A. Jones and Paul T. Lambert.

Members of the Board of Trustees

Set forth below are descriptions of the backgrounds and principal occupations of the nominee for trustee included in Proposal No. 1 and for each of our trustees with terms expiring after the Annual Meeting, and the period during which each has served as a trustee.

Trustee	Age(1)	Business Experience	Trustee Since

Nominees
David F. Taylor Chairman of the Board Committees:	58
Mr. Taylor currently serves as Chair of Locke Lord LLP.  Mr. Taylor has been a Partner in the firm of Locke Lord LLP since 1996 and has served as a corporate and securities attorney at Locke Lord LLP since 1989. Mr. Taylor has more than three decades of experience representing public and private companies in a broad range of corporate and securities matters, with a strong focus on securities offerings and disclosures, mergers and acquisitions and corporate governance. Mr. Taylor is the former Managing Partner of Locke Lord LLP’s Houston office and the former Chair of its Finance Committee. He has also served in leadership positions within Locke Lord LLP in Strategic Growth, Practice Development and Recruiting areas. He is a member and former Co-Chair of Locke Lord LLP’s Corporate and Transactional Department and Chair of its Capital Markets Section. He also serves on the Board of the Greater Houston Partnership, The Salvation Army of Greater Houston, Theatre Under The Stars and Oldham Little Church Foundation.
			2017
•Nominating and Corporate Governance
•Compensation
Nandita V. Berry Independent Committees:	53	Ms. Berry is the 109th Texas Secretary of State. She served from January 2014 to February 2015. She was also the Vice Chair of the University of Houston System Board of Regents and the Chair of the Audit Committee. She held Senior Counsel positions at Locke Lord LLP and El Paso Energy Corporation where she represented public companies in a wide array of corporate securities and technology matters. Ms. Berry began her legal career as an Associate at Haynes and Boone, LLP. Ms. Berry previously served on the Board of the Houston Zoo, Inc., the South Asian Chamber of Commerce and the Community Family Center of Houston.	2017
•Nominating and Corporate Governance (Chair)
•Audit
David K. Holeman	58	Mr. Holeman has over a decade of experience in the real estate industry and more than 15 years of experience serving in high level positions in publicly traded companies. He currently serves as our Chief Executive Officer and served as our Chief Financial Officer from November 2006 to January 2022. He previously served as Chief Financial Officer of Hartman Management, our former advisor, Vice President and Chief Financial Officer of Gexa Energy, a NASDAQ listed retail electricity provider from 2004 to 2006, and Controller and Chief Financial Officer of Houston Cellular Telephone Company from 1994 to 2003.	N/A

Jeffrey A. Jones Independent Committees:	66
Mr. Jones has over 35 years of experience as an investment banker and restructuring advisor. Since 2018, he has served as a Managing Director at Stephens Inc. From 2011 to 2018, he co-headed Blackhill Partners, an investment banking and restructuring firm, as its President and Partner. From 2015 through 2016, he also served as the Chief Restructuring Officer for Black Elk Energy. He has served as both a public and a private company director and has advised healthy and distressed companies, creditors and shareholders. He is a Chartered Financial Analyst (CFA) and a Certified Turnaround Professional (CTP). He holds FINRA Series 7, 63 and 79 licenses, and currently serves on the Board of Directors of the Alternative Asset Center at Southern Methodist University and is a Trustee of and chairs the Investment Committee of the First Presbyterian Church of Dallas Foundation.

			2020
•Audit (Chair)
•Compensation
Paul T. Lambert Independent Committees:	69	Mr. Lambert has served since 1995 as the Chief Executive Officer of Lambert Capital Corporation, a private real estate investment company. He was a co-founder of First Industrial Realty Trust, Inc. (NYSE), served on the Board of Directors and was the Chief Operating Officer from its initial public offering in October 1994 to the end of 1995. Since 1998, Mr. Lambert has also served as a trustee of Pillarstone Capital REIT (OTC Bulletin Board).	2013
•Audit
•Compensation (Chair)
•Nominating and Corporate Governance

(1) As of April 1, 2022.

Qualifications of Trustee Nominees

When considering whether our trustees and trustee nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable our Board to satisfy its oversight responsibilities effectively in light of our operational and organizational structure, the Nominating and Corporate Governance Committee and the Board focused primarily on the information discussed in each of the individual biographies set forth above and on the following particular attributes:

Mr. Taylor:  The Board considered his significant experience and decision-making abilities as a leader of a national law firm, as well as his background and experience in the legal industry, his corporate and securities law, corporate governance, and capital markets focus, and determined that he is well qualified to serve as a member of our Board, a member of our Compensation Committee and Nominating and Governance Committee and serves as our independent Chairman of the Board.

Ms. Berry:  The Board considered her significant experience as the former 109th Texas Secretary of State and her former position on the University of Houston System Board of Regents, as well as her decision-making abilities in senior positions at the Houston office of a national law firm and her background and experience in the legal industry, and determined that she is well qualified to serve as a member of our Board and as a member of the Audit Committee and the chair of the Nominating and Governance Committee. Whitestone is a significant owner of real estate in the state of Texas, and her experience and relationships are valuable to the Company.

Mr. Holeman: The Board considered his prior service to Whitestone as its Chief Executive Officer and Chief Financial Officer, his 15+ years of experience in the commercial real estate business, 15+ years of experience in high level positions of publicly-traded companies, and determined that his leadership, intimate knowledge of Whitestone and his extensive experience and familiarity with the commercial real estate industry and public companies are critical to the oversight of our strategic initiatives and the evaluation of our growth and operational performance.

Mr. Jones: The Board considered his significant experience as an investment banker and restructuring advisor, including his experience serving on audit committees, his qualification as an expert in valuation, sale process and interest rates in federal courts in the northeast, including Delaware, the Midwest and southern U.S. The Board also considered his educational and professional experience in the field of finance and accounting, as well as supervisory roles in the accounting industry, and determined that his experience and skills in these industries facilitate his oversight and administration of our accounting and financial reporting practices, risk management efforts and compliance with regulatory standards and determined that he is well qualified to serve in the capacity of chair of the Audit Committee and as a member of the Compensation Committee and our Board.

Mr. Lambert: The Board considered his significant experience in the commercial real estate industry, including successfully launching First Industrial Realty Trust, Inc. (NYSE), and financing of real estate development projects, as well as his demonstrated leadership skills, and concluded that he is well qualified to oversee and administer our compensation programs in the capacity of chair of the Compensation Committee and as a member of the Audit Committee and our Board.

There are no family relationships among any of our trustee nominees or executive officers.

CORPORATE GOVERNANCE

Governance Highlights

We are committed to good corporate governance, which promotes the long-term interests of shareholders, strengthens Board and management accountability and helps build public trust in the Company. Over the past year, we have made a number of enhancements to our corporate governance, which includes the following developments:

•Termination of Shareholder Rights Plan. In February 2022, we terminated our shareholder rights plan, which was originally adopted on May 14, 2020.
•Separate Chairman and CEO Roles. In January 2022, we bifurcated the roles of CEO and Chairman of the Board, and David Taylor, an independent trustee, was appointed Chairman of the Board.
•Shareholder Right to Adopt, Amend or Repeal the Bylaws (if Proposal No. 4 approved). If Proposal No. 4 is approved, the Company’s shareholders will be allowed to adopt, amend or repeal the Company’s bylaws.

Our other governance practices include:

•Declassified board, with annual election of trustees.
•Plurality vote standard in trustee elections with resignation policy.
•Four out of five trustee nominees are independent; Audit, Compensation and Nominating and Governance Committees each entirely comprised of independent trustees.
•Independent trustees meet without management present.
•Share ownership policy.
•Codes of Conduct for trustees, officers and employees.
•Shareholders can call special meetings.

Independence

Under the listing standards of the NYSE, and pursuant to our Corporate Governance Guidelines and policies, we are required to have a majority of “independent” trustees and a Nominating and Corporate Governance Committee, Compensation Committee, and Audit Committee, each composed solely of independent trustees. In determining trustee independence, the Board broadly considers all relevant facts and circumstances, including the rules of the NYSE. The Board considers these issues not merely from the standpoint of a trustee, but also from that of persons or organizations with which the trustee has an affiliation. An independent trustee is free of any relationship with Whitestone or its management that may impair the trustee’s ability to make independent judgments.

    Our Board has affirmatively determined that four of our five trustee nominees are “independent” as that term is defined by the NYSE listing standards and applicable SEC rules.  These trustees are Nandita V. Berry, Jeffrey A. Jones, Paul T. Lambert, and David F. Taylor. David K. Holeman is not independent because he is an employee of the Company.

Meetings and Committees of the Board

Our Board met fifteen times during 2021.  Our independent trustees meet separately in executive sessions on a regular basis, typically during a portion of, or immediately after, each regularly scheduled meeting of our Board.  Mr. Taylor, as lead independent trustee, presided over the independent meetings of the trustees. All of our trustees attended at least 75% of the meetings for our Board and their assigned committees during the period of 2021 in which they served as a trustee.

All of our trustees attended our 2021 annual meeting of shareholders. We strongly encourage our trustees to attend our annual meetings, but we do not have a formal policy regarding attendance.

    Our entire Board considers all major decisions concerning our business.  Our Board has also established committees so that certain matters can be addressed in more depth than may be possible at a meeting of the entire Board.  Our Board has established a standing Nominating and Corporate Governance Committee, Audit Committee and Compensation Committee.  Our Board’s committee membership, effective as of the date of the Annual Meeting is as follows, with the “X” denoting the members of the respective committee:

Name	Nominating and Corporate Governance Committee	Audit Committee	Compensation Committee
Non-Employee Trustees:
Nandita V. Berry	Chair	X
Jeffrey A. Jones		Chair	X
Paul T. Lambert	X	X	Chair
David F. Taylor	X		X
Number of Meetings in 2021	7	6	2

    Our Board has adopted a charter for each committee. The charters are available on the Corporate Governance page of our website at www.whitestonereit.com. The information contained on our website is not, and should not be considered, a part of this Proxy Statement.

Nominating and Corporate Governance Committee

The primary purposes of the Nominating and Corporate Governance Committee are:

•identifying individuals qualified to become trustees;
•recommending nominees for committees of our Board;
•conducting reasonable prior review of any related party transactions;
•overseeing the Company's ESG Steering Committee; and
•being responsible for matters concerning corporate governance.

The committee currently consists of Nandita V. Berry, Jack L. Mahaffey and David F. Taylor, with Mr. Taylor serving as chair.  Effective at the Annual Meeting, Nandita V. Berry will replace David F. Taylor as the chair. Jack L. Mahaffey will no longer be a member and Paul T. Lambert will be added to the committee. Each member of the committee is “independent” under the NYSE listing standards and applicable SEC rules.

The committee is responsible for identifying individuals qualified to become trustees and for evaluating potential or suggested trustee nominees. Pursuant to our bylaws, as amended, in order for an individual to qualify for nomination or election as a trustee, an individual, at the time of nomination, must have substantial expertise, experience or relationships relevant to the business of Whitestone, which may include:

•commercial real estate experience;
•an in-depth knowledge of and working experience in finance or marketing;
•capital markets or public company experience;
•university teaching experience in a Master of Business Administration or similar program;
•experience as a chief executive officer, chief operating officer or chief financial officer of a public or private company; or
•public or private company board experience.

Additionally, an individual shall not have been convicted of a felony or sanctioned or fined for a securities law violation of any nature. The committee in its sole discretion will determine whether a nominee satisfies the foregoing qualifications or possesses such other characteristics as deemed necessary by the committee. Though we have no formal policy addressing diversity, pursuant to our bylaws, as amended, the committee will seek to recommend nominees to the Board that represent a diversity of experience, gender, race, ethnicity and age.  Any individual who does not satisfy the qualifications above is not eligible for nomination or election as a trustee.

The committee performs a preliminary evaluation of potential candidates primarily based on the need to fill any vacancies on our Board, the need to expand the size of our Board and the need to obtain representation in key disciplines and/or market areas.  The committee will seek to identify trustee candidates based on input provided by a number of sources, including committee members and other members of our Board.  The committee also has the authority to consult with or retain advisors to carry out its duties.  Once a potential candidate is identified as one who fulfills a specific need, the committee performs a full evaluation of the potential candidate.  This evaluation includes reviewing the potential candidate’s background information, relevant experience, willingness to serve, diversity, independence and integrity.  In connection with this evaluation, the committee interviews the candidate in person or by telephone. The potential candidate is also introduced to Whitestone’s management team, properties and strategy to ensure appropriate experience and commitment exists. After completing its evaluation, the committee makes a recommendation to the full Board as to the individuals who should be nominated by our Board.  Our Board elects nominees recommended by the committee to fill vacancies on our Board and nominates the nominees for election by shareholders after considering the recommendations and a report of the committee. To date, the committee has not paid a fee to any third party to assist in the process of identifying or evaluating trustee candidates.

Shareholder Nominations for Trustee

The Nominating and Corporate Governance Committee will consider for nomination all individuals recommended by shareholders in the same manner as all other trustee candidates provided that such recommendations are submitted in accordance with the procedures set forth in our bylaws. If a shareholder is recommending a candidate to serve on our Board, the candidate is expected to follow Whitestone’s candidate evaluation process, and the recommendation must include the information specified in our bylaws, including the following:

(1)As to each individual whom the shareholder proposes to nominate for election or reelection that meets the criteria of serving as a trustee as set forth in the qualifications of trustees section of our bylaws (Article III, Section 3):

•all information relating to the proposed nominee that would be required to be disclosed in connection with the solicitation of proxies for the election of the proposed nominee as a trustee in an election contest (even if an election contest is not involved), or
•would otherwise be required in connection with the solicitation, in each case pursuant to Regulation 14A (or any successor provision) under the Exchange Act and the rules thereunder (including the proposed nominee’s written consent to being named in the proxy statement as a nominee and to serving as a trustee if elected).

(2)As to any business that the shareholder proposes to bring before the meeting:

•a description of the business; and

•the shareholder’s reasons for proposing the business at the meeting and any material interest in the business of the shareholder or any shareholder associated person (as defined in our bylaws), individually or in the aggregate, including any anticipated benefit from the proposal to the shareholder or the shareholder associated person.

(3)As to the shareholder giving the notice, any proposed nominee and any shareholder associated person:

•the class, series and number of all common shares or other securities of Whitestone or any of its affiliates (also referred to as Whitestone securities), if any, that are owned (beneficially or of record) by the shareholder, proposed nominee or shareholder associated person, the date on which each Whitestone security was acquired and the investment intent of the acquisition, and any short interest (including any opportunity to profit or share in any benefit from any decrease in the price of common shares or other security) in any Whitestone securities of any person;
•the record or “street name” holder for, and number of, any Whitestone securities owned beneficially but not of record by the shareholder, proposed nominee or shareholder associated person;
•whether and the extent to which the shareholder, proposed nominee or shareholder associated person, directly or indirectly (through brokers, nominees or otherwise), is subject to or during the last six months has engaged in any hedging, derivative or other transaction or series of transactions or entered into any other agreement, arrangement or understanding (including any short interest, any borrowing or lending of securities or any proxy or voting agreement), the effect or intent of which is to (i) manage for the Whitestone shareholder, proposed nominee or shareholder associated person the risk or benefit of changes in the price of (x) Whitestone securities or (y) any security of any entity that was listed in the peer group in the share performance graph in the most recent annual report to shareholders of Whitestone or (ii) increase or decrease in the voting power of the shareholder, proposed nominee or shareholder associated person in Whitestone or any affiliate thereof (or, as applicable, in any peer group company) disproportionately to the person’s economic interest in the company securities (or, as applicable, in any peer group company); and
•any substantial interest, direct or indirect (including, without limitation, any existing or prospective commercial, business or contractual relationship with Whitestone), by security holdings or otherwise, of the shareholder, proposed nominee or shareholder associated person, in Whitestone or any affiliate thereof, other than an interest arising from the ownership of Whitestone’s securities where the shareholder, proposed nominee or shareholder associated person receives no extra or special benefit not shared on a pro rata basis by all other holders of the same class or series.

(4)As to the shareholder giving the notice, any shareholder associated person with an interest or ownership referred to in paragraphs (2) and (3) above and any proposed nominee:

•the name and address of the shareholder, as they appear on our share ledger, and the current name and business address, if different, of each shareholder associated person and any proposed nominee;
•the investment strategy or objective, if any, of the shareholder and each shareholder associated person who is not an individual and a copy of the prospectus, offering memorandum or similar document, if any, provided to investors or potential investors in the shareholder, each shareholder associated person and any proposed nominee; and
•to the extent known by the shareholder giving the notice, the name and address of any other shareholder supporting the nominee for election or reelection as a trustee or the proposal of other business on the date of the shareholder’s notice.

The foregoing description of our advance notice provisions is a summary and is qualified in its entirety by reference to the full text of our bylaws, which were filed with the SEC as Exhibit 3.1 to our Current Report on Form 8-K filed on October 9, 2008. Accordingly, we advise you to review our bylaws for additional stipulations relating to advance notice of trustee nominations and shareholder proposals. For a description of the applicable deadlines for shareholder proposals, see “Solicitation and Voting - How and when may I submit a shareholder proposal for the Annual Meeting?”

Audit Committee

The primary purposes of the Audit Committee are:

•overseeing our accounting and financial reporting process, the audits of our financial statements; and assisting the Board in its oversight of the following:

i.management’s responsibilities to assure there is in place an effective system of internal controls over financial reporting;
ii.the qualifications and independence of our registered public accounting firm;
iii.the performance of our registered public accounting firm; and
iv.our compliance with our ethical standards, policies, plans and procedures, and applicable laws and regulations.

The committee also prepares a report each year for inclusion in our proxy statement in accordance with the rules of the SEC.

The committee currently consists of Nandita V. Berry, Jeffrey A. Jones and Paul T. Lambert, with Mr. Jones serving as chair. Our Board has determined that Mr. Jones is an “audit committee financial expert” as defined by the rules promulgated by the SEC.  Each member of the committee is “independent” under the NYSE listing standards and applicable SEC rules.

Compensation Committee

The primary purposes of the Compensation Committee are:

•assisting our Board in discharging its responsibilities relating to our overall compensation and benefit structure;
•producing an annual report on executive compensation for inclusion in our proxy statement in accordance with applicable rules and regulations;
•reviewing and approving Chief Executive Officer compensation as well as executive officer compensation;
•annually reviewing and making recommendations to the Board concerning the adoption, terms and operation of the Company’s compensation plans for all trustees, officers and other executives, including incentive compensation and equity-based plans that are subject to Board approval; and
•approving grants and/or awards of restricted shares, share options and other forms of equity-based compensation, and otherwise administer the Company’s equity incentive plans in compliance with applicable tax laws.

The committee currently consists of Jeffrey A. Jones, Paul T. Lambert, Jack L. Mahaffey and David F. Taylor, with Mr. Lambert serving as chair.  Effective at the Annual Meeting, Jack L. Mahaffey will no longer be a member of the committee. Each member of the committee is “independent” under the NYSE listing standards and applicable SEC rules.

The committee has the sole authority to oversee the administration of compensation programs applicable to our executive officers and trustees and to recommend for approval by the Board the compensation of our Chief Executive Officer. The committee also administers our 2008 Long-Term Equity Incentive Ownership Plan (the “2008 Plan”) and our 2018 Long-Term Equity Incentive Ownership Plan (the “2018 Plan”).

Executive compensation is reviewed at least annually by the committee.  Our Chief Executive Officer completes performance reviews annually and provides recommendations to the committee with respect to our other executive officers.  Trustee compensation is reviewed periodically by the committee as its members deem appropriate.  The committee may delegate some or all of its authority to subcommittees when it deems appropriate.  See “Compensation Discussion and Analysis” for more information regarding the committee’s processes and procedures for consideration and determination of executive compensation.

The committee has the authority to engage and approve fees and other retention terms of outside advisors, without the approval of the Board or management, to assist it in the performance of its duties. Information on the committee's processes and procedures for consideration of executive compensation is provided in the Compensation Discussion and Analysis below.

For reference to all committee charters, please visit our website at www.whitestonereit.com.

Code of Business Conduct and Ethics

Our Board has adopted a Code of Business Conduct and Ethics that is applicable to all members of our Board, our executive officers and our employees. We have posted our Code of Business Conduct and Ethics on the Corporate Governance section of our website at www.whitestonereit.com. If we amend or grant any waiver from a provision of our Code of Business

Conduct and Ethics, we will promptly disclose such amendment or waiver in accordance with and, if required by applicable law, including by posting such amendment or waiver on our website at the address above.

Board Leadership Structure

The roles of Chairman of the Board and Chief Executive Officer are currently separate. Our Chairman of the Board is an independent trustee. Our independent trustees meet separately in executive sessions on a regular basis, typically during a portion of, or immediately after, each regularly scheduled meeting of our Board. Mr. Taylor, our independent Chairman presides over executive sessions of the independent trustees. The duties of the Chairman are detailed in the Company’s Corporate Governance Guidelines, which are available on the Corporate Governance page of the Company’s website, www.whitestonereit.com, and include:

•presiding at meetings of the Board , including executive sessions of the independent trustees;
•previewing the information to be provided to the Board;
•approving meeting agendas for the Board;
•assuring that there is sufficient time for discussion of all meeting agenda items;
•organizing and leading the Board’s evaluation of the CEO; and
•being responsible for leading the Board’s annual self-assessment.

Risk Management

Our Board has an active role, as a whole and also at the committee level, in overseeing management of our risks. Our Board regularly reviews information regarding our credit, liquidity and operations, as well as the risks associated with each. The Compensation Committee is responsible for overseeing the management of risks relating to our executive compensation plans and arrangements, as more fully described in “Compensation Discussion and Analysis-Compensation Related Risk Management.” The Audit Committee oversees management of financial and legal compliance risks. The Nominating and Corporate Governance Committee manages risks associated with the independence of the Board and potential conflicts of interest. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed through committee reports about such risks.  Specific actions that have been taken by the Board include:

•Expenditures for capital projects of over $3.0 million require Board approval, and expenditures for all other items over $1.0 million require Board approval;
•A Board-level Investment Committee that reviews and approves all acquisition and disposition decisions;
•A limitation on base salary of $150,000 for any employee hired unless the Compensation Committee approves a greater amount; and
•A compliance policy regarding insider information, disclosure of non-public information and limitation on employee and trustee transactions of our shares.

The Audit Committee considers risks relating to cybersecurity and, for that purpose, receives regular reports from management regarding cybersecurity risks and countermeasures being undertaken or considered by the Company, including updates on the internal and external cybersecurity landscape and relevant technical developments.

Corporate Responsibility and Sustainability

The Company is focused on building a thriving and sustainable, e-commerce resistant business that succeeds by delivering long-term value for our shareholders. We are proud of the growth we have achieved and how we have conducted our business in the process. Our plan for sustainability is incorporated into our long-term strategy as we continue to seek new ways to positively contribute to our communities and safeguard the environment around them. Our key corporate responsibility priorities include openly engaging key stakeholders, leading by example in our operations, positively influencing our tenants and partners and enhancing our communities. We continue to build our Environmental, Social, and Governance (“ESG”) platform and our Corporate Responsibility & Sustainability Report, which is posted on our website at www.whitestonereit.com, contains greater details as to our ongoing efforts.

ESG Steering Committee

Whitestone REIT has an ESG Steering Committee and a committee charter to support the Company’s on-going commitment to environmental, health and safety, corporate social responsibility, corporate governance, sustainability, and other public policy matters relevant to the Company.

The ESG Steering Committee is a cross-functional senior management committee of the Company under the oversight of the Nominating and Governance Committee. Its mission is to assist the executive management of the Company in:

•Setting general strategy relating to ESG matters.
•Developing, implementing, and monitoring initiatives and policies based on that strategy.
•Overseeing communications with employees, investors and stakeholders with respect to ESG matters; and
•Monitoring and assessing developments relating to, and improving the Company’s understanding of ESG matters.

Since establishing our ESG Steering Committee in 2018, our ongoing efforts to do our part in contributing to a net zero carbon economy is to continue evaluating how our properties and operations affect the communities we serve. We believe that environmentally and socially responsible operating practices are in sync with generating value for our stakeholders and risk mitigating protection for that value we create. With this goal in mind, we are in the process of performing a robust diagnostic analysis of our current practices and procedures and looking for the best platform to allow us to efficiently report to leading ESG frameworks and ratings agencies, including but not limited to, GRESB, TCFD, and SASB. We feel that reporting in alignment with the recommendations of these ESG frameworks is in the best long-term interests of our stakeholders. In 2021, we onboarded an ESG data management software solution to enable us to track electricity, water, gas and trash usage and we expect to submit our initial GRESB real estate assessment in 2022.

Communications with our Board

We have established procedures for shareholders or other interested parties to communicate with our Board, including our independent trustees.  Such parties can contact the Board by sending a letter to:  Whitestone REIT, Attn: Corporate Secretary, 2600 South Gessner Road, Suite 500, Houston, Texas 77063.  Our Corporate Secretary will review all communications made by this means and forward the communication to our Board or to any individual trustee to whom the communication is addressed.

Share Ownership Guidelines

Minimum Share Ownership Guidelines for Executives. Our Board established minimum share ownership guidelines for executive officers requiring such officers to maintain a minimum equity investment in Whitestone based upon a multiple of five times base salary for the Chief Executive Officer and three times base salary for all other Named Executive Officers ("NEO"). The guidelines provide that executive officers must achieve the minimum equity investment within five years from the date he or she first becomes subject to the guidelines, and until such time, that executive must retain at least 60% of the common shares granted to the executive by us and/or purchased by the executive through the exercise of options. Each executive officer’s compliance with the guidelines is reviewed by the Board annually. All of our executive officers are currently in compliance with the minimum share ownership guidelines, subject to the time period as discussed above for achieving the minimum equity investment.

Minimum Share Ownership Guidelines for Non-employee Trustees. Our Board established minimum share ownership guidelines for non-employee trustees. Under these guidelines, each non-employee trustee must maintain a minimum number of our common shares with a value not less than five times the current annual cash retainer paid to such trustee for service on our Board (excluding, among other things, any additional retainer paid for committee membership or chairmanship).  Each non-employee trustee has five years from the date he or she first becomes subject to the guidelines to satisfy the minimum ownership guidelines, and until such time, that trustee must retain 100% of the common shares or share units granted to the trustee as compensation. Compliance with the guidelines is reviewed by the Board annually. All of our non-employee trustees are currently in compliance with the minimum share ownership guidelines, subject to the time period as discussed above for achieving the minimum equity investment.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Trustees and Executive Officers

The following table sets forth information as of February 28, 2022 regarding the beneficial ownership of our common shares by each of our trustees and our named executive officers and by all trustees and executive officers as a group. The percentage ownership in the following table is based on 49,145,844 common shares outstanding as of the close of business on February 28, 2022.

Name of Beneficial Owner(1)	Common Shares and Units Beneficially Owned(2)	Percentage Ownership
Named Executive Officers:
David K. Holeman	575,903(3)	1.2%
Christine J. Mastandrea	1,759,484(4)	3.6% (5)
James C. Mastandrea(6)	1,759,484(7)	3.6% (5)
John J. Dee(8)	189,086	*
Bradford Johnson(9)	231,097	*
Non-Employee Trustees:
Nandita V. Berry	25,002	*
Jeffrey A. Jones	22,402	*
Paul T. Lambert	75,787	*
Jack L. Mahaffey	63,584	*
David F. Taylor	20,789	*
All executive officers and trustees as a Group (10 persons) (10) (11)	2,757,145	5.6%
* Less than 1%

(1)Unless otherwise indicated, the address for each beneficial owner is 2600 South Gessner, Suite 500, Houston, Texas 77063.

(2)Beneficial ownership is determined in accordance with the rules of the SEC that deem shares to be beneficially owned by any person or group who has or shares voting or investment power with respect to those shares. Unless otherwise indicated, and subject to community property laws where applicable, we believe each beneficial owner has sole voting and investment power over the shares beneficially owned.

(3)Includes 124,895 restricted common share units. Excludes 135,000 restricted common share units issued pursuant to the 2018 Plan that contain no voting or dividend rights and are subject to vesting dependent on our achieving certain performance targets, and 150,000 restricted common share units issued pursuant to the 2008 Plan that contain no voting or dividend rights and are subject to vesting only in the event of a Change in Control.

(4)Includes 62,212 restricted common share units. Excludes 67,500 restricted common share units issued pursuant to the 2018 Plan that contain no voting or dividend rights and are subject to vesting dependent on our achieving certain performance targets, and 100,000 restricted common share units issued pursuant to the 2008 Plan that contain no voting or dividend rights and are subject to vesting only in the event of a Change in Control. Also includes 1,275,155 common shares and 64,326 OP Units, which are currently redeemable for cash or, at our option, for common shares on a one-for-one basis, held by James C. Mastandrea, Ms. Mastandrea’s spouse, and 126,431 common shares held by Midwest Development Venture IV, of which James C. Mastandrea is the general partner and a limited partner, with respect to which Mr. Mastandrea has sole investment power. Ms. Mastandrea disclaims beneficial ownership of shares held by her spouse, except to the extent of her pecuniary interest therein.

(5)The total number of common shares outstanding used in calculating Mr. Mastandrea’s and Ms. Mastandrea’s percentage ownership assumes that all OP units held by Mr. Mastandrea are redeemed for common shares and none of the OP units held by other persons are redeemed for common shares.

(6)Mr. Mastandrea was terminated by the Company on January 18, 2022.

(7)Includes 126,431 common shares held by Midwest Development Venture IV, of which Mr. Mastandrea is the general partner and a limited partner and 64,326 OP Units, which are currently redeemable for cash or, at our option, for common shares on a one-for-one basis, with respect to which Mr. Mastandrea has sole investment power. Also includes 231,360 common shares and 62,212 restricted common share units held by Christine J. Mastandrea, Mr. Mastandrea’s spouse. Mr. Mastandrea disclaims beneficial ownership of shares held by his spouse, except to the extent of his pecuniary interest therein.

(8)Mr. Dee's employment with the Company ended on February 9, 2022.

(9)Mr. Johnson's employment with the Company ended on February 9, 2022.

(10)Except as otherwise described herein, none of the shares beneficially owned by our trustees or named executive officers have been pledged as security for an obligation.

(11)In computing the aggregate number of shares and units beneficially owned and the aggregate percentage ownership by all executive officers and trustees as a group, shares and units beneficially owned by both Mr. Mastandrea and Ms. Mastandrea have not been counted twice.

Beneficial Owners of More Than 5% of Common Shares

The following table sets forth information regarding the beneficial ownership of our common shares by each person, or group of affiliated persons, who is believed by us to beneficially own 5% or more of our common shares. The percentage of class owned in the following table is based upon 49,145,844 common shares outstanding as of the close of business on February 28, 2022.

Name and Address of Beneficial Owner	Common Shares Beneficially Owned	Percent of Class
BlackRock Inc. 55 East 52nd Street New York, NY 10055	7,555,899 (1)	15.4%
The Vanguard Group, Inc. 100 Vanguard Boulevard Malvern, PA 19355	2,870,698 (2)	5.8%

(1)The indicated ownership is based solely upon an amendment to Schedule 13G/A filed with the SEC by the beneficial owner on January 28, 2022 reporting beneficial ownership as of December 31, 2021. BlackRock, Inc. possessed sole voting power over 7,449,522 common shares and sole dispositive power over 7,555,899 common shares.

(2)The indicated ownership is based solely upon an amendment to Schedule 13G/A filed with the SEC by the beneficial owner on February 10, 2022 reporting beneficial ownership as of December 31, 2021. The Vanguard Group, Inc. possessed shared voting power over 30,084 common shares, sole dispositive power over 2,818,927 common shares and shared dispositive power over 51,771 common shares.

EXECUTIVE OFFICERS

The following table sets forth certain information about our current executive officers.

Executive Officers	Age(1)	Position	Recent Business Experience
David K. Holeman	58	Chief Executive Officer (January 2022 - present)	Chief Financial Officer of the Company (2006 - January 2022); Chief Financial Officer of Hartman Management, our former advisor (2006); Vice President and Chief Financial Officer of Gexa Energy, a NASDAQ listed retail electricity provider (2004 - 2006); Controller and Chief Financial Officer of Houston Cellular Telephone Company (1994 - 2003). Mr. Holeman is a Certified Public Accountant and received a B.B.A. in Accounting from Abilene Christian University.
John S. Hogan	52	Chief Financial Officer (January 2022 - present)	Vice-President / Controller of the Company (2008 - January 2022); Controller, Gexa Energy, a NASDAQ listed retail electricity provider (2004 - 2008); SEC Reporting Manager, Stewart & Stevenson (2001 - 2004). Mr. Hogan is a Certified Public Accountant and received and B.B.A. with majors in Finance and Accounting from Stephen F. Austin State University.
Christine J. Mastandrea	56	Chief Operating Officer (January 2022 - present)	Executive Vice-President of Corporate Strategy of the Company (2013 - January 2022); Independent advisor to the Company (2006 - 2012). Chief Operating Officer of MDC Realty Corporation, a privately investment company (1996 - present). Prior to joining Whitestone, Ms. Mastandrea worked in banking at Robert W. Baird & Co. and advised Whitestone on some of its highest priority projects, including the Company's IPO in 2010. She is also an adjunct professor at the Jones Graduate School of Business at Rice University.
Peter A. Tropoli	50	General Counsel ( 2019 - present)
Chief Operating Officer (2011-2018), Director (2014-2019), Corporate Secretary (2006-2011) and Senior Vice President - Administration, General Counsel (2001-2011, 2019) of Luby's Inc., a NYSE listed retail restaurant operating company. Mr. Tropoli received a B.A. from the University of Texas at Austin and a J.D. from the University of Houston Law School.

Soklin "Michelle" Siv	48	Vice President of Human Resources (February 2022 - Present)
Director of Human Resources (2014 - February 2022); Human Resources Management at WellCare Health Plans (2008 - 2014) and The Home Depot (2004 - 2008). Ms. Siv received a B.S.B.A. from the University of Nebraska with a Major in Business Management.

______________
(1) As of April 1, 2022

TRUSTEE COMPENSATION

We use a combination of cash and share-based compensation to attract and retain qualified candidates to serve on the Board. In setting Board compensation, the Board considers the significant amount of time trustees expend in fulfilling their duties as well as the skill level it requires of members of the Board.
Effective January 1, 2022, our non-employee trustees will be paid the following fees:
•Annual retainer fee of $40,000
•Independent Chairman fee of $17,500
•Annual share grant - $60,000 grant date value
•Annual committee fees of:
◦Chair - Audit Committee - $15,000
◦Chair - Compensation Committee - $13,000
◦Chair - Nominating and Governance Committee - $10,000
◦Member - Audit Committee - $12,000
◦Member - Compensation Committee - $10,000
◦Member - Nominating and Governance Committee - $6,000

The trustees may elect to receive the cash portion of their fees in our common shares, rather than in cash. The table below summarizes the compensation the Company paid to each non-employee trustee in 2021:

Name(1)	Fees Earned or Paid in Cash ($)	Share Awards(2) ($)	Total ($)
Nandita V. Berry	64,000	50,000	114,000
Jeffrey A. Jones	77,500	50,000	127,500
Paul T. Lambert	42,500	50,000	92,500
Jack L. Mahaffey	39,068	50,000	89,068
David F. Taylor	45,182	50,000	95,182

(1)James C. Mastandrea, who served as our Chairman of the Board and Chief Executive Officer until January 19, 2022 is not included in the table as he was an employee and thus receives no compensation for his services as a trustee in 2021. The compensation received by Mr. Mastandrea is included under “Executive Compensation - Summary Compensation Table” below.

(2)On December 14, 2021, Ms. Berry and Messrs. Jones, Lambert, Mahaffey and Taylor were awarded 5,365 common shares each. The share award amounts represent the grant date fair value of share awards measured in accordance with ASC Topic 718, utilizing the assumptions discussed in Note 15 to our audited financial statements for the year ended December 31, 2021 as included in our Annual Report.

PROPOSAL NO. 2 - ADVISORY VOTE ON EXECUTIVE COMPENSATION

Dodd-Frank added Section 14A to the Exchange Act, which requires that we provide our shareholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our NEOs as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC. At the 2017 annual meeting of the Company’s shareholders, the shareholders of the Company voted to approve an advisory resolution on the frequency of non-binding advisory votes to approve the compensation of our NEOs once every year and our Board subsequently determined to hold a non-binding advisory vote to approve the compensation of our NEOs every year until the next advisory vote on the frequency of non-binding advisory votes to approve the compensation of our NEOs, which will occur no later than the 2023 annual meeting of the Company’s shareholders.

As described in detail under the heading “Compensation Discussion and Analysis,” we seek to closely align the interests of our NEOs with the interests of our shareholders. Our compensation programs are designed to reward our NEOs for the achievement of long-term strategic and operational goals and the achievement of increased value for shareholders. The NEOs’ willingness to voluntarily reduce their base salaries to reduce costs and expand their responsibilities to maintain efficient operations with reduced manpower, is a powerful statement of commitment to the long-term success of Whitestone and our shareholders.  Our 2008 Plan and 2018 Plan further align the interests of our NEOs with those of our shareholders, as the primary grants to our NEOs pursuant to the 2008 Plan and 2018 Plan provide for performance-based vesting of our shares.  We encourage you to carefully review the section of this proxy statement entitled “Compensation Discussion and Analysis” for additional details on our executive compensation program as well as the reasons and processes for how our Compensation Committee determined the structure and amounts of the 2021 compensation of our NEOs.

We are asking our shareholders to indicate their support for the compensation of our NEOs as set forth in this proxy statement.  Accordingly, we are asking our shareholders to vote “FOR” the following resolution at the Annual Meeting.

“RESOLVED, that the shareholders of Whitestone REIT approve, on a non-binding advisory basis, the compensation of Whitestone REIT’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, executive compensation tables and narrative discussion, as set forth in this proxy statement.”

The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the compensation of our NEOs, as described in this Proxy Statement in accordance with the compensation disclosure rules of the SEC. The vote is advisory, which means that the vote is not binding on the Company, the Board or the Compensation Committee. Nevertheless, the views expressed by our shareholders, whether through this vote or otherwise, are important to us and, accordingly, the Board and the Compensation Committee intend to consider the results of this vote in making determinations in the future regarding executive compensation arrangements.

To be approved, Proposal No. 2 (advisory vote on executive compensation), must receive the affirmative vote of a majority of all votes cast at the Annual Meeting, whether in person (virtually) or by proxy (which means the votes cast “FOR” the proposal must exceed the votes cast “AGAINST” the proposal). For purposes of the vote on this proposal, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote, although they will be considered present for the purpose of determining a quorum.

Our Board recommends that you vote “FOR” the approval, on a non-binding, advisory basis, of the compensation of our NEOs as disclosed in this Proxy Statement.

COMPENSATION DISCUSSION AND ANALYSIS

Recent Management Changes

On January 19, 2022, the Company announced the termination of James C. Mastandrea, Chairman and Chief Executive Officer, the appointment of David F. Taylor as the non-employee Chairman of the Board, the appointment of David K. Holeman as Chief Executive Officer and the appointment of John S. Hogan as Chief Financial Officer.

On February 14, 2022, the Company announced, as part of a leadership transition, the departure of John J. Dee, Chief Operating Officer and Bradford D. Johnson, Executive Vice President of Acquisitions and Asset Management, effective February 9, 2022, and the appointment of Christine Mastandrea as Chief Operating Officer, Peter Tropoli, as Corporate Secretary (in addition his current position as General Counsel) and Michelle Siv as Vice President of Human Resources.

For additional information regarding these changes, see our Form 8-K filed on January 19, 2022, our Form 8-K filed on February 14, 2022 and Note 19 and Item 1A to our Form 10-K, filed on March 11, 2022.

Impact of Management Changes on our 2021 Compensation Disclosures

Since these management changes occurred in 2022, they do not impact the determination of our 2021 named executive officers (the “NEOs”). Consequently, three of our five NEOs are no longer employed by the Company. In the narrative and tabular presentations below, we provided additional disclosures where appropriate regarding the impact of 2022 compensation arrangements on our 2021 compensation disclosures.

Throughout this discussion , the following executives are referred to as NEOs.

•James C. Mastandrea, our former Chairman and Chief Executive Officer
•David K. Holeman, our former Chief Financial Officer and current Chief Executive Officer
•Christine J. Mastandrea, our former Executive Vice President of Corporate Strategy and current Chief Operating Officer
•John J. Dee, our former Chief Operating Officer
•Bradford D. Johnson, our former Executive Vice President of Acquisitions and Asset Management

As noted above, Mr. Mastandrea was terminated by the Company on January 18, 2022, and Messrs. Dee and Johnson's employment with the Company ended on February 9, 2022.

Say-On-Pay Results and Shareholder Engagement

Our Board and our Compensation Committee value the opinions of our shareholders and are committed to ongoing engagement with our shareholders on executive compensation practices. The Compensation Committee specifically considers the results from the annual shareholder advisory vote on executive compensation. At the 2021 annual meeting of shareholders, approximately 87% of the votes cast on the shareholder advisory vote on our executive compensation proposal were in favor of our executive compensation. We believe the results of the 2021 say-on-pay vote demonstrate continued strong shareholder support for our current compensation programs.

PAY FOR OPERATING PERFORMANCE SUMMARY

Whitestone Performance - 2021
The information presented below demonstrates that our NEOs accomplished significant goals on behalf of our shareholders in 2021. We believe these results are due to the alignment between our NEOs’ interests and those of our shareholders through our executive compensation plans, including our 2008 Plan and our 2018 Plan, under which we predominantly issue performance-based equity grants. We believe the information in this Compensation Discussion and Analysis (“CD&A”) also demonstrates that our compensation program is commensurate with our Company’s growth and follows best practices in our industry.

During the year ended December 31, 2021, our real estate portfolio focused primarily on the largest, fastest-growing, high-household income markets in the Sunbelt performed exceptionally well.

•Rising Occupancy. Our tenant mix is intentionally built to be diversified with food, self-care and wellness, services, education and entertainment. We rebounded in 2021, ending the year with occupancy of 91.3% as compared to 88.2% at the end of 2020. Our same-store occupancy increased 350bps from year end 2020 to 91.7%.

•Record Leasing Activity. New and renewal leases signed in 2021 totaled 400, with a value of $131.9 million, as compared to 306 and $75.5 million, respectively, for 2020. The demand for space in our Sunbelt markets has been strong.

•Increasing Rental Rates. Our average net effective annual base rent per leased square foot increased to $21.08, a 7.7% increase from 2020. Additionally, rental rates on comparable leases signed during 2021 increased 10.8%, on a straight-line basis (GAAP), from the previous lease.

•Strong Same-Store NOI Growth. In 2021, our Same Store NOI from properties that were owned the full year 2021 and 2020, grew to $82.2 million, an increase of 5.7% from 2020.

•Conservatively-Funded Monthly Dividends. As one of the few monthly dividend paying public REITs, we are conscientious of the importance of the monthly dividend to our shareholders. In 2021, our dividends were well-funded, representing 42% of cash flow from operations. This compares to 60% in 2020 and 98% in 2019. As a result of our strong operational and financial performance our monthly dividend was increased 2.4% in March 2021, and we further increased our dividends by an additional 11.6% in April 2022.

•Improving Debt Leverage. During 2021, we improved our overall debt leverage as shown by improvement in our debt to undepreciated real estate assets ratio to 51% from 55% in 2020 and improvement in our net debt to EBITDAre ratio to 9.1X from 10.2X in 2020.

2021 Full Year Operating and Financial Highlights
All per share amounts are on a diluted per common share and operating partnership (“OP”) unit basis unless stated otherwise.

•Revenues of $125.4 million versus $117.9 million for 2020.
•Net Income attributable to common shareholders of $12.0 million, or $0.26 per diluted share, inclusive of $0.04 per dilutive share for discontinued operations versus $6.0 million, or $0.14 per diluted share, inclusive of a $0.04 per diluted share gain on loan forgiveness, for 2020.
•FFO per diluted share of $0.86 versus $0.83, inclusive of a $0.04 gain per diluted share on loan forgiveness for 2020.
•FFO Core per diluted share of $0.99 versus $0.93 for 2020.
•EBITDAre of $66.6 million versus $61.8 million for 2020.
•Same-Store NOI of $82.2 million versus $77.8 million for 2020, representing 5.7% growth.Net Income attributable to common shareholders of $0.14 per diluted share

NOI, FFO and FFO Core are financial measures that are not calculated pursuant to U.S. generally accepted accounting principles (“GAAP”). Please refer to APPENDIX A - NON-GAAP MEASURES for explanations and reconciliations of these metrics to their most comparable GAAP metric.

PAY RELATED TO MARKET PERFORMANCE SUMMARY

    The following graph illustrates the TSR of Whitestone versus the companies included in for the period from January 4, 2021 to March 3, 2022)..

Total Shareholder Return: Jan 4, 2021 – Mar 3, 2022(1)
80%
75%
70%
65%
60%
55%
50%
45%
40%
35%
30%
WSR
KIM
SITC
BRX
RPT
AKR
KRG
BFS
REG
UE
UBA
FRT
ROIC

(1) Excluded CDR, RVI and PECO (CDR and RVI are liquidations and PECO began trading after January 4, 2021). Source SNL.

2021 Pay for Performance Decisions

The following table summarizes the decisions of the Compensation Committee in 2021 versus 2020. Our compensation philosophy is to pay at market median, with the majority of executive pay being aligned with Company performance. When Company and individual performance warrants, we may compensate above the market midpoint in variable pay components. Our independent compensation consultant analyzed the 2021 compensation changes vs. the peer group and concluded the named executive officers’ 2021 total actual compensation was at the 51st percentile of the peer group. Given the recent NEO transitions in 2022, we expect the named executive officer 2022 total actual compensation to be closer to the 25th percentile of the peer group.

Name	Base Salary		Annual Cash Incentives		Long-term Stock Incentives		Total
	($)		($)		($)		($)
	2021	2020	2021	2020	2021	2020	2021	2020
Mr. Mastandrea(1)	650,000	600,000	—	750,000	1,401,600	1,707,000	2,051,600	3,057,000
Mr. Holeman	405,000	375,000	435,375	375,000	700,800	853,500	1,541,175	1,603,500
Ms. Mastandrea	325,000	300,000	279,500	240,000	350,400	426,750	954,900	966,750
Mr. Dee(2)	300,000	250,000	—	125,000	350,400	426,750	650,400	801,750
Mr. Johnson(3)	325,000	300,000	—	240,000	350,400	426,750	675,400	966,750

(1) Mr. Mastandrea was terminated by the Company on January 18, 2022.
(2) Mr. Dee's employment with the Company ended on February 9, 2022.
(3) Mr. Johnson's employment with the Company ended on February 9, 2022.

In 2021, Mr. Holeman and Ms. Mastandrea achieved three of the five 2021 annual cash incentive targets, and were potentially eligible to receive his or her annual cash incentive award at 107.5% of the target amount based on the weighting of the individual targets. No amounts were earned by our former officers as they were not employed with the Company when the annual cash incentives were determinable and approved. The amount reflected in the 2021 Annual Cash Incentive column is expected to be paid in April 2022. Further discussion of the annual cash incentive targets and actions is contained in “Compensation Strategy and Philosophy.”

Summary of Whitestone Compensation Practices
The Compensation Committee’s charter specifies its responsibility for establishing, implementing and continually monitoring our executive compensation programs.  Additionally, the Compensation Committee is responsible for the assessment of executive compensation relative to Whitestone's performance, ensuring that the application of our compensation plans to specific executive incentive awards is justifiably appropriate, and making all compensation-related recommendations to our Board.

The material presented in this CD&A discusses (1) our executive compensation philosophy, strategy, process and procedures which are centered on a pay-for-performance philosophy and take into consideration the entrepreneurial approach required of our NEOs to build the Company and (2) all compensation components for our five NEOs, including a summary of the following:

•our overall compensation programs and characteristics;
•performance evaluation methodology and results;
•compensation plans adopted; and
•comparative market compensation assessment.

Compensation Best Practices that We Follow

Pay for Performance - We tie pay to performance. In 2021, 76% of our NEOs’ targeted pay was “at risk.” We set clear financial goals for corporate performance and differentiate based on individual achievement. In establishing goals, we select performance metrics that drive both our short-term and long-term corporate strategy in accordance with our strategic plan.

Performance Based Long-Term Incentives - For our 2019, 2020 and 2021 awards, 50% of the grant vests based on relative TSR over a three-year performance period and 50% vests based on continued employment over three years. We believe this balance allows us to retain and attract key personnel and aligns those individuals with the interests of shareholders.

Formulaic Short-Term Incentives - 100% of the NEOs’ annual incentive awards are based on rigorous objectively-determinable Company goals established and approved by the Compensation Committee.

Mitigate Undue Risk - We mitigate undue risk associated with compensation, including utilizing caps on potential payments, retention provisions, multiple performance targets, equity ownership guidelines and robust Board and management processes to identify risk.

Independent Compensation Consulting Firm - The Compensation Committee utilizes an independent compensation consulting firm, which provides no other services to the Company.
Minimal Perquisites - We provide only minimal perquisites to our executive officers.

Regular Review of Share Utilization - Annually, we evaluate share utilization by reviewing overhang levels (dilutive impact of equity compensation on our shareholders) and annual run rates (the aggregate shares awarded as a percentage of total outstanding shares) to limit dilution to our shareholders while providing adequate market competitive compensation to employees.

Equity Ownership Guidelines - We require our trustees and NEOs to acquire and maintain prescribed levels of ownership of our shares in order to align their interests with those of our shareholders.
Review NEO Total Compensation - We compare the total compensation of our NEOs to that of our peers prior to making executive compensation decisions.
Negative Compensation Practices That We Do Not Follow
Excise Tax Gross-Ups upon Change in Control
Repricing of Underwater Options
Severance Multipliers Greater Than 3X
Automatic Share Reload (“Evergreen”) feature in Equity Incentive Plan

Compensation Strategy and Philosophy

Our corporate business model is based on the creation of Community Centered Properties® that are carefully tenanted and positioned to add value to the communities in which they are located. Our business model is entrepreneurial, involves a high degree of long-term planning, strategic thought and careful execution so that our properties effectively function as communities.

In allocating compensation, we believe the compensation of senior levels of management should be predominantly performance-based since these levels of management have the greatest ability to influence corporate performance. The table below summarizes the allocation of the 2021 compensation opportunity for our NEOs and all other executives based upon the three primary elements of compensation - base salary, annual cash incentive, and long-term incentives.

We generally aim to align with the market in each of the three pay elements as defined in our pay-for-performance philosophy.

The three elements of 2021 compensation are discussed in detail below.

Base Salary. The Compensation Committee's philosophy is to pay for performance, setting base salaries at the market median. Our independent compensation consultant analyzed the NEOs’ 2021 compensation compared to the peer group and concluded the NEOs’ 2021 base salaries were at the 39th percentile of the peer group.

Name	Title	Base Salary ($)		% Change
		2020	2021
James C. Mastandrea(1)	Former Chairman & CEO	600,000	650,000	8%
David K. Holeman	Former CFO & Current CEO	375,000	405,000	8%
Christine J. Mastandrea	Former EVP Corporate Strategy & Current COO	300,000	325,000	8%
John J. Dee(2)	Former COO	250,000	300,000	20%
Bradford D. Johnson(3)	Former EVP Acquisitions & Asset Mgmt	300,000	325,000	8%

(1) Mr. Mastandrea was terminated by the Company on January 18, 2022.
(2) Mr. Dee's employment with the Company ended on February 9, 2022.
(3) Mr. Johnson's employment with the Company ended on February 9, 2022.

The 2022 base salaries for the 2022 expected NEOs were approved by the Compensation Committee of the Board on March 28, 2022. Our independent compensation consultant analyzed the NEOs’ expected 2022 compensation compared to the peer group and concluded the NEOs’ 2022 projected base salaries are at the 25th percentile of the peer group.

Name	Title	2022 Base Salary ($)
David K. Holeman	CEO	445,000
John S. Hogan	CFO	280,000
Christine J. Mastandrea	COO	325,000
Peter Tropoli	General Counsel, Secretary	300,000
Soklin "Michelle" Siv	VP of Human Resources	230,000

Annual Cash Incentive. Our NEOs are eligible to receive annual cash incentive awards under the Company's annual incentive program (the "AIP"). The AIP provides an opportunity for employees to receive a short-term award based on the achievement of specified organization, operating and financial goals and objectives at the corporate level that are established by the Compensation Committee each year.

    The 2021 target incentive opportunities granted to the NEOs under the AIP were as follows:

Executive	2021 Target Annual Incentive Award
James C. Mastandrea	125% of annual base salary, or $812,500
David K. Holeman	100% of annual base salary, or $405,000
Christine J. Mastandrea	80% of annual base salary, or $260,000
John J. Dee	80% of annual base salary, or $240,000
Bradford D. Johnson	80% of annual base salary, or $260,000

The 2022 target incentive opportunities for the 2022 expected NEOs under the AIP were approved by the Compensation Committee on March 28, 2022 and are as follows:

Executive	2022 Target Annual Incentive Award
David K. Holeman	80% of annual base salary, or $356,000
John S. Hogan	50% of annual base salary, or $140,000
Christine J. Mastandrea	75% of annual base salary, or $243,750
Peter A. Tropoli	50% of annual base salary, or $150.000
Soklin "Michelle" Siv	50% of annual base salary, or $115,000

The 2021 annual incentive performance objectives, weighting, targets, and the 2021 performance results under the AIP were as follows:

2021 Objective and Weighting		Multiple of Target
FFO Core Per Share (25%)
$1.04	Exceptional	2.00
$1.02	Stretch	1.50
$0.99	Target	1.00
$0.90	Low	0.50
2021 Performance Result - $0.99		1.00

Same Store NOI Growth % (20%)
5.0%	Exceptional	2.00
3.0%	Stretch	1.50
1.5%	Target	1.00
0.0%	Low	0.50
2021 Performance Result - 5.7%		2.00

Same Store Year End Occupancy (20%)
92.0%	Exceptional	2.00
91.5%	Stretch	1.50
90.7%	Target	1.00
90.0%	Low	0.50
2021 Performance Result - 91.7%		1.50

Acquisition Volume (10%)
$400 million	Exceptional	2.00
$300 million	Stretch	1.50
$200 million	Target	1.00
$100 million	Low	0.50
2021 Performance Result - $82 million		0.00

G&A as a % Revenue Including Pro Rata Share of Real Estate Partnership (12.5%)
15.0%	Exceptional	2.00
15.5%	Stretch	1.50
16.0%	Target	1.00
16.5%	Low	0.50
2021 Performance Result - 17.0%		0.00

Net Debt/Pro Forma EBITDAre Adjusted Ratio (12.5%)
7.5X	Exceptional	2.00
8.0X	Stretch	1.50
8.5X	Target	1.00
9.0X	Low	0.50
2021 Performance Result - 8.4X		1.00

2021 Overall Performance Result		107.5%

The Company achieved a weighted multiple of 107.5% based on the results of the six individual targets above.

Long-Term Equity Incentive Ownership Plan. Our 2008 Plan expired on July 29, 2018, and our 2018 Plan became effective on July 30, 2018. Our 2018 Plan provides for equity-based grants of incentive compensation to our NEOs and other employees and provides an opportunity for our employees to receive grants of equity that vest over time or upon the achievement of long-term goals that create incremental value for the Company and our shareholders. Our 2018 Plan is designed to encourage entrepreneurship and align the interests of our NEOs and employees with our long-term strategy. The Compensation Committee considers these awards to be the most important component of total compensation and key retention of participants because they encourage participants to think and act like owners. Our independent compensation consultant analyzed the 2021 compensation compared to the peer group and concluded that the grant date fair value of our NEOs’ 2021 target long-term incentive awards was at the 53rd percentile of our peer group. It is expected that the 2022 grants to the 2022 expected named executive officers will be between the 25th and 50th percentile.

•For 2021, 50% of each NEO’s restricted common share units granted under the 2018 Plan vest based on our TSR relative to that of the peer group defined in the award agreements over a three-year performance period from January 1, 2021 through December 31, 2023 (the “TSR Units”). At the end of the performance period, the number of common shares awarded will be a multiple of the number of units granted based on the Company’s ranking in the peer group (the “TSR Peer Group Ranking”) as shown in the table below. Continued employment is required through the end of the performance period.
•The remaining 50% of each NEO’s restricted common share units granted in 2021 under the 2018 Plan vest based on continued employment over three years. Vesting occurs annually over the three years in equal increments on June 30, 2022, 2023 and 2024 (the “Time-Based Units”).

The TSR Unit vesting schedule is as follows:

TSR Unit Vesting Schedule
Three Year Relative TSR Performance Rank	Multiple
90th	2.0
75th	1.5
50th	1.0
35th	0.5
Less than 35th	0.0

The following table illustrates the total grant date fair value of the Time-Based Units and TSR Units:

	2021 Annual Incentive Equity Grants
Name	Number of Time-Based Units (#)	Grant Date Fair Value of Time-Based Units (1) ($)	Target Number of TSR Units (#)	Grant Date Fair Value of TSR Units (1) ($)	Total Grant Date Fair Value of Stock Awards(1) ($)
James C. Mastandrea	120,000	901,200	120,000	500,400	1,401,600
David K. Holeman	60,000	450,600	60,000	250,200	700,800
Christine J. Mastandrea	30,000	225,300	30,000	125,100	350,400
John J. Dee	30,000	225,300	30,000	125,100	350,400
Bradford Johnson	30,000	225,300	30,000	125,100	350,400

(1)The grant date fair value for each Time-Based Unit of $7.51 was determined in accordance with ASC Topic 718, utilizing the assumptions discussed in Note 15 to our audited financial statements for the year ended December 31, 2021 as included in our 2021 Annual Report filed with the SEC on March 11, 2022. The grant date fair value for each TSR Unit of $4.17 was determined using the Monte Carlo simulation method and is being recognized as share-based compensation expense ratably from the June 30, 2021 grant date to the end of the performance period, December 31, 2023. The Monte Carlo simulation model utilizes multiple input variables that determine the probability of satisfying the market condition stipulated in the award grant and calculates the fair value of the award. Expected volatilities utilized in the model were estimated using a historical period consistent with the performance period of approximately three years. The risk-free interest rate was based on the United States Treasury rate for a term commensurate with the expected life of the grant.

The following table illustrates the expected grant date fair value of Time-Based Units and TSR Units to be granted in 2022 for the expected 2022 NEOs. On March 28, 2022 the Board approved the Grant Date Fair Value Amounts. The number of shares will be determined based on the grant date.

	2022 Expected Annual Incentive Equity Grants
Name	Number of Time-Based Units (#)	Grant Date Fair Value of Time-Based Units ($)	Target Number of TSR Units (#)	Grant Date Fair Value of TSR Units ($)	Total Grant Date Fair Value of Stock Awards ($)
David K. Holeman	TBD	325,000	TBD	325,000	650,000
John S. Hogan	TBD	150,000	TBD	150,000	300,000
Christine J. Mastandrea	TBD	175,000	TBD	175,000	350,000
Peter A. Tropoli	TBD	150,000	TBD	150,000	300,000
Soklin "Michelle" Siv	TBD	100,000	TBD	100,000	200,000

Hedging. The Company does not have any policies or practices regarding hedging or disclose any hedging policies and practices for employees, officers, and trustees.

Compensation Objectives

Objective	Compensation Elements Designed to Meet Objective
Compensation should be linked to performance.	A significant portion of each NEO's pay opportunity relates to the performance-based awards granted pursuant to the 2018 Plan, which will vest based on achievement of performance targets.
Compensation should be fair and competitive.
We believe that our compensation is fair and competitive and generally aligns at the 50th percentile of our peer group. In 2022, we expect to align with the 25th percentile. A significant portion of our NEOs’ compensation is at risk and is expected to be in the form of long-term awards.

Executive share ownership is required.	Our long-term incentive award program is a key means by which executives are rewarded for financial performance. As the awards vest, we expect our executives will retain a significant number of their vested shares in accordance with our share ownership guidelines. As of December 31, 2021, all NEOs had satisfied the share ownership guidelines.
The Compensation Committee and the Board exercise independent judgment.	On behalf of our shareholders, the Compensation Committee and the Board ensure that executive compensation is appropriate and effective, and that all assessments, engagement of advisors, analysis, discussion, rationale and decision making are through the exercise of independent judgment.

Roles and Responsibilities in Compensation Decisions

The Compensation Committee is specifically responsible for compensation decisions related to our Chief Executive Officer. The Compensation Committee reviews, assesses and approves recommendations from our Chief Executive Officer regarding any determination of base salary and annual cash incentives to all other officers, including the other NEOs. The Compensation Committee’s philosophy and strategy and the programs adopted by our Board establish the general parameters within which our Chief Executive Officer recommends compensation for the other NEOs.

David K. Holeman, our Chief Executive Officer, annually reviews the performance of our other officers. The conclusions reached and recommendations made based on these reviews, including base salary adjustments as well as annual cash incentives, are presented to the Compensation Committee. The Compensation Committee can exercise its discretion in modifying any recommended salary adjustment or annual cash incentive award.

    The Compensation Committee also evaluates the performance of our NEOs and performs an assessment of market compensation for the NEOs and the general market conditions as related to compensation policy and practices in the industry and among our competitors. This information is used by the Compensation Committee to review the Company’s current pay programs and levels and to address questions related to effective compensation plans and associate retention.

Setting Executive Compensation

Based on the strategy and philosophy and the objectives described above, the Compensation Committee has structured our annual and long-term executive compensation programs to motivate and reward executive officers in the achievement of our business goals.

As a part of the compensation decision making process, the Compensation Committee compares each element comprising total compensation for our NEO positions against similar positions in a peer group of other REITs (the “Compensation Peer Group”). The Compensation Committee used the SEC filings of the Compensation Peer Group to assist it in considering compensation for our NEOs. Among other items, the SEC filings provide company specific, sector specific and position specific compensation information including base salary, total annual cash compensation and long-term compensation. The Compensation Committee relied on this data to provide it with relevant market compensation data for our NEOs compared to the Compensation Peer Group in order to make compensation decisions for our NEOs. The Compensation Peer Group, which was analyzed and updated in 2021 by the Compensation Committee, consists of companies with whom we believe we compete for talent, investment opportunities, and shareholder investment dollars.

In determining the appropriate Compensation Peer Group for 2021, the Compensation Committee utilized its compensation consultant to conduct a comprehensive analysis of the public market to identify peer companies. As part of that review, we used the following criteria:
•Public real estate companies structured as equity REITs that own, invest, manage and develop real estate assets similar to us through an integrated and self-managed operating platform,
•Companies of similar size,
•Companies in the retail REIT industry,
•Geographic proximity
•Companies with similar financial metrics. Specifically, we looked for companies with financial metrics that were within a range of 50% to 3 times our market capitalization, enterprise value, total assets, annual revenue and EBITDA.

We also reviewed the one-year and three-year TSR to exclude any poor performers who appear to be financially struggling (large negative TSR, large negative EBITDA, oversized debt to market capitalization, etc.).

Additionally, we analyzed the Institutional Shareholder Services (“ISS”) selected peer group and the SNL US Shopping Center Index to further identify any potential REITs that could be similar in financial size, retail sector and performance.
We compete with many companies for experienced executives, and the Compensation Committee generally benchmarked compensation for the NEOs against the compensation paid to similarly situated executives of the companies in the Compensation Peer Group. Variations may be expected based on relative experience levels, market factors, and circumstances particular to us.

A total of 15 public companies were used in the Compensation Committee analysis for 2021 and are listed below. All numbers are shown in millions and are as of January 31, 2022 based on the most recent public filings.

Company Name	Ticker	Revenue (1)	Market Cap (2)	Assets (1)	Enterprise Value (2)	1-Yr TSR (3)	3-Yr TSR (3)
Armada Hoffer Properties, Inc.	AHH	$313	$1,227	$1,984	$2,364	37%	8%
Retail Opportunity Investments Corp.	ROIC	$283	$2,408	$2,860	$3,578	35%	15%
Kite Realty Group Trust	KRG	$279	$4,624	$2,709	5866	36%	48%
Pennsylvania Real Estate Investment Trust	PEI	$278	$67	$2,070	$1,939	(68)%	(86)%
Saul Centers, Inc.	BFS	$237	$1,571	$1,740	$2,567	73%	9%
RPT Realty	RPT	$205	$1,087	$1,980	$2,137	41%	11%
Centerspace	CSR	$189	$1,362	$1,877	$2,536	—%	—%
Monmouth Real Estate Investment Corp.	MNR	$183	$2,067	$2,216	$3,653	26%	75%
Getty Realty Group	GTY	$153	$1,345	$1,402	$1,930	18%	8%
Urstadt Biddle Properties Inc.	UBA	$136	$757	$974	$1,328	49%	6%
Cedar Realty Trust, Inc.	CDR	$130	$317	$1,037	$1,013	127%	18%
Clipper Realty Inc.	CLPR	$122	$389	$1,212	$1,240	37%	(19)%
Seritage Growth Properties	SRG	$116	$628	$2,495	$2,055	(42)%	(74)%
One Liberty Properties, Inc.	OLP	$80	$638	$752	$1,041	62%	40%
NETSTREIT Corp.	NTST	$53	$1,159	$928	$1,315	36%	—%

WHITESTONE REIT	WSR	$122	$509	$1,071	$1,126	37%	(12)%

25th Percentile		$122	$628	$1,037	$1,315	24%	(6)%
50th Percentile		$183	$1,159	$1,877	$2,055	36%	9%
75th Percentile		$278	$1,571	$2,216	$2,567	52%	29%

Whitestone REIT Percentile Rank		25%	22%	26%	15%	60%	23%

(1) Trailing last 12 months as of latest 10-Q filing.
(2) As of January 31, 2022.
(3) Source: S&P Global

The Compensation Committee will continue to review a variety of information, including that provided by compensation consultants, as necessary, in the future to determine the appropriate level and mix of incentive compensation including benchmarking total NEO compensation to the peer group. See “2021 Pay for Performance Decisions.”

Compensation Related Risk Management

Our incentive compensation programs are largely tied to objectively determinable financial and operating results and by the behavior and decisions of management. As a part of compensation administration, the Compensation Committee must take an oversight role to monitor the actions of management to ensure that the incentive programs are not creating an environment of excessive risk taking which could be detrimental to shareholders. This “risk management” aspect of the Compensation Committee's responsibility is an evolving duty and focus. The Compensation Committee has reviewed the elements of compensation to determine whether they encourage excessive risk taking and concluded that any risks arising from the Company’s compensation policies and practices for its employees are not reasonably likely to have a material adverse effect on the Company. The Compensation Committee has also taken certain steps to establish policies and procedures, including limits on expenditures and a robust Board-level Investment Committee approval process, which we believe are likely to limit and manage the risk of management actions as well as measure and monitor business activities that can indicate risk and risk management needs. The combined experience of our NEOs, the length of time they have worked together, and the relatively small size of our Company at this time makes these risk management policies easier to manage. However, as the Company grows, the Compensation Committee will consider and adopt policies as needed to continue to ensure that decisions associated with incentive compensation opportunity do not exceed the intended risk level of the Company.

Employment and Change in Control Agreements

    On August 29, 2014, based on the recommendation of the Compensation Committee and approval of the Board, the Company entered into employment agreements with Messrs. Mastandrea and Holeman, largely in recognition of the need to provide them certain protections if their employment should be involuntarily terminated without “cause” or terminated by them for “good reason.” The Company also entered into change in control agreements with the other NEOs on August 29, 2014.

On February 4, 2021, the Compensation Committee and the Board amended the employment agreements for Messrs. Mastandrea and Holeman and the change in control agreements for Ms. Mastandrea and Messrs. Dee and Johnson in order to clarify that the Board’s reduction in 2020 cash incentive payouts will be disregarded for purposes of any severance or change in control entitlements, and approved retention payments for our NEOs, payable on March 15, 2025, subject to the NEO’s continued employment with the Company through December 31, 2024 (with exceptions for terminations by the Company without cause, by the NEO for good reason or due to death or disability). The amounts of such retention payments for Messrs. Mastandrea, Holeman, Dee and Johnson and Ms. Mastandrea are $750,000, $375,000, $125,000, $240,000 and $240,000, respectively.

These change in control agreements are designed to compensate the NEOs in the event of a fundamental change in the Company, and to provide an incentive to these executives to continue with us at least through such time. A more complete description of the employment agreements and change in control agreements is set forth under “Executive Compensation - Employment Agreements and Payments Upon Change in Control.” We believe that these agreements will help us to retain executives who are essential to our long-term success, and that the terms of these agreements are consistent with the practices of our peer companies.
Perquisites and Other Personal Benefits

We provide our NEOs with benefits and other personal perquisites that we deem reasonable and consistent with our overall compensation program. Such benefits enable us to attract and retain superior employees for key positions. The Compensation Committee periodically reviews our overall compensation program and specific perquisites provided to the NEOs.

Chief Executive Officer Compensation and Employee Compensation and Pay Ratio

Pursuant to Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank”) and in accordance with Item 402(u) of Regulation S-K, we have estimated the ratio between the total annual compensation of our Chief Executive Officer and the median of the annual total compensation of all employees (excluding the Chief Executive Officer). We identified the representative “median employee” based on the taxable compensation of all full-time, part-time and temporary employees employed by us on December 31, 2021, then we calculated the median employee’s compensation using the same methodology we use for our NEOs as set forth in the “Total” column in the Summary Compensation Table below. This is the same methodology we used for the 2020 pay ratio. For the fiscal year ended December 31, 2021, our Chief Executive Officer had annual total compensation of $2,089,750 and our median employee had annual total compensation of $75,650. Therefore, we estimate that our Chief Executive Officer’s annual total compensation is approximately 28 times that of the median of the annual total compensation of all of our employees (excluding the Chief Executive Officer).

Compensation Committee Interlocks and Insider Participation

The Compensation Committee is currently composed of Messrs. Jones, Lambert, Mahaffey and Taylor, with Mr. Lambert serving as chair. None of the members of the Compensation Committee during 2021 is or has served as an officer or employee for us and none of our executive officers has served on the board of directors or compensation committee of any company whose executive officers served on the Compensation Committee or our Board.

Compensation Consultant

To support the Compensation Committee in fulfilling its duties, the Compensation Committee directly retained an external compensation consultant to assist with its design and evaluation of compensation for our executive officers and trustees. Pursuant to its charter, the Compensation Committee shall retain, as deemed necessary or appropriate by the Compensation Committee, any compensation consultant, independent legal counsel or other compensation advisor and shall approve the advisor’s fees and other retention terms.

In January 2021, the Compensation Committee retained NFP Compensation Consulting ("NFPCC"), formerly Longnecker & Associates, to provide executive officer and trustee compensation consulting services. During fiscal year 2021, NFPCC did not provide any additional services to the Company or the Company's affiliates.

Based upon and following receipt of the advice of NFPCC, the Compensation Committee reviewed and approved the Company’s goals and objectives relevant to Chief Executive Officer and executive compensation and the compensation payable to our Chief Executive Officer and other executive officers for fiscal year 2021.

As required by its charter and by the NYSE listing standards, the Compensation Committee performed an independence assessment of NFPCC and determined that NFPCC should be considered independent based on the following factors:

•NFPCC has not provided and will not provide any other services to the Company other than compensation consulting services.
•The fees paid to NFPCC by the Company were less than 1% of NFPCC's total revenue for the year.
•NFPCC has developed and provided to the Company a Conflict of Interest Policy.
•There are no business or personal relationships between NFPCC and any member of the Compensation Committee or any executive officer of the Company.

    Accordingly, the Compensation Committee determined that the services provided by NFPCC to the Compensation Committee did not give rise to any conflicts of interest.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis section of this Proxy Statement with management and, based on such review and discussions, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and Whitestone's Annual Report on Form 10-K.

Respectfully submitted,
Whitestone REIT Compensation Committee
Paul T. Lambert, Chair
Jeffrey A. Jones
Jack L. Mahaffey
David F. Taylor

    The information contained in the report above shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except to the extent specifically incorporated by reference therein.

EXECUTIVE COMPENSATION

Summary Compensation Table

The table below summarizes the total compensation paid by the Company to each of our NEOs in 2019, 2020 and 2021.

Name and Principal Position	Year	Salary	Bonus	Share Awards		Non-equity Incentive Plan Compensation (4)	All Other Compensation		Total
		($)	($)	($)		($)	($)		($)
James C. Mastandrea, Former Chief Executive Officer(8)	2021	650,000	__	1,401,600	(1)	—	37,970	(5)	2,089,570
	2020	600,000	__	1,707,000	(2)	750,000	31,683	(5)	2,338,683
	2019	600,000	__	2,000,000	(3)	__	17,875	(5)	2,617,875
David K. Holeman, Former Chief Financial Officer & Current Chief Executive Officer	2021	405,000	—	700,800	(1)	435,375	24,277	(6)	1,565,452
	2020	375,000	__	853,500	(2)	375,000	21,919	(6)	1,250,419
	2019	375,000	__	950,000	(3)	__	16,977	(6)	1,341,977
Christine J. Mastandrea, Former EVP Corporate Strategy & Current Chief Operating Officer	2021	325,000	__	350,400	(1)	279,500	10,150	(7)	965,050
	2020	300,000	__	426,750	(2)	240,000	9,975	(7)	736,725
	2019	300,000	—	460,000	(3)	—	9,692	(7)	769,692
John J. Dee, Former Chief Operating Officer(9)	2021	300,000	__	350,400	(1)	—	15,381	(6)	665,781
	2020	250,000	__	426,750	(2)	125,000	13,628	(6)	690,378
	2019	250,000	—	460,000	(3)	—	13,927	(6)	723,927
Bradford D. Johnson, Former EVP Acquisitions and Asset Management(10)	2021	325,000	__	350,400	(1)	—	9,835	(7)	685,235
	2020	300,000	__	426,750	(2)	240,000	4,808	(7)	731,558
	2019	300,000	—	460,000	(3)	—	4,442	(7)	764,442

(1)Represents the grant date fair value of 120,000, 60,000, 30,000, 30,000 and 30,000 TSR Units granted to Messrs. Mastandrea, Holeman, Dee, and Johnson and Ms. Mastandrea, respectively, and 120,000, 60,000, 30,000, 30,000 and 30,000 Time-Based Units granted to Messrs. Mastandrea, Holeman, Dee, and Johnson and Ms. Mastandrea, respectively. The grant date fair values disclosed in the table were calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification, or ASC, Topic 718, “Compensation-Stock Compensation,” utilizing the assumptions discussed in Note 15 to our audited financial statements for the year ended December 31, 2021 as included in our 2021 Annual Report filed with the SEC on March 11, 2021 and are based on performance at target. The Time-Based Units were granted under the 2018 Plan in 2021, the vesting of which is contingent upon the passage of time and vest in equal installments on June 30, 2022, 2023 and 2024. Maximum performance under the TSR Units would result in an additional grant date fair value of $500,400, $250,200, $125,100, $125,100 and $125,100 to Messrs. Mastandrea, Holeman, Dee and Johnson and Ms. Mastandrea, respectively.

(2)Represents the grant date fair value of 150,000, 75,000, 37,500, 37,500 and 37,500 TSR Units granted to Messrs. Mastandrea, Holeman, Dee, and Johnson and Ms. Mastandrea, respectively, and 150,000, 75,000, 37,500, 37,500 and 37,500 Time-Based Units granted to Messrs. Mastandrea, Holeman, Dee, and Johnson and Ms. Mastandrea, respectively. The grant date fair values disclosed in the table were calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification, or ASC, Topic 718, “Compensation-Stock Compensation,” utilizing the assumptions discussed in Note 15 to our audited financial statements for the year ended December 31, 2020 as included in our 2020 Annual Report filed with the SEC on March 8, 2021 and are based on performance at target. The Time-Based Units were granted under the 2018 Plan in 2020, the vesting of which is contingent upon the passage of time and vest in equal installments on July 31, 2021, 2022 and 2023. Maximum performance under the TSR Units would result in an additional grant date fair value of $832,500, $416,250, $208,125, $208,125 and $208,125 to Messrs. Mastandrea, Holeman, Dee and Johnson and Ms. Mastandrea, respectively.

(3)Represents the grant date fair value of 121,655, 57,786, 27,981, 27,981and 27,981 TSR Units granted to Messrs. Mastandrea, Holeman, Dee, and Johnson and Ms. Mastandrea, respectively, and 94,073, 44,685, 21,637, 21,637 and 21,637 Time-Based Units granted to Messrs. Mastandrea, Holeman, Dee, and Johnson and Ms. Mastandrea, respectively. The grant date fair values disclosed in the table were calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification, or ASC, Topic 718, “Compensation-Stock Compensation,” utilizing the assumptions discussed in Note 15 to our audited financial statements for the year ended December 31, 2019 as included in our 2019 Annual Report filed with the SEC on March 2, 2020 and are based on performance at target. The Time-Based Units were granted under the 2018 Plan in 2019, the vesting of which is contingent upon the passage of time and vest in equal installments on June 30, 2020, 2021 and 2022. Maximum performance under the TSR Units would result in an additional grant date fair value of $1,000,000, $475,000, $230,000, $230,000 and $230,000 to Messrs. Mastandrea, Holeman, Dee and Johnson and Ms. Mastandrea, respectively.

(4)Represents annual incentive compensation earned in 2021 under the AIP by each executive.

(5)Represents (a) $21,229 in incremental cost of a Whitestone automobile not used exclusively for business purposes, (b) $10,958 in matching contributions under our 401(k) plan and (c) $5,783 in health insurance costs.

(6)Represents (a) $14,127 and $4,895 in incremental cost of Whitestone automobiles not used exclusively for business purposes for David K. Holeman and John J. Dee, respectively, and (b) $10,150 and $10,486 in matching contributions under our 401(k) plan for David K. Holeman and John J. Dee, respectively.

(7)Represents matching contributions under our 401(k) plan.

(8)Mr. Mastandrea was terminated by the Company on January 18, 2022.

(9)Mr. Dee's employment with the Company ended on February 9, 2022.

(10)Mr. Johnson's employment with the Company ended on February 9, 2022.

Grants of Plan Based Awards

The following table sets forth information with respect to award opportunities granted to each NEO under the AIP, and the Time-Based Units and TSR Units granted to each NEO during the year ended December 31, 2021.

			Estimated Future Payouts Under Non-equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares or Units (3) (#)	Grant Date Fair Value of Stock Awards (4) ($)
Name	Grant Date	Description	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
James C. Mastandrea (5)		AIP	406,250	812,500	1,625,000
	6/30/2021	Time-Based Units							120,000	901,200
	6/30/2021	TSR Units				60,000	120,000	240,000		500,400
David K. Holeman		AIP	202,500	405,000	810,000
	6/30/2021	Time-Based Units							60,000	450,600
	6/30/2021	TSR Units				30,000	60,000	120,000		250,200
Christine J. Mastandrea		AIP	130,000	240,000	480,000
	6/30/2021	Time-Based Units							30,000	225,300
	6/30/2021	TSR Units				15,000	30,000	60,000		125,100
John J. Dee (6)		AIP	120,000	240,000	480,000
	6/30/2021	Time-Based Units							30,000	225,300
	6/30/2021	TSR Units				15,000	30,000	60,000		125,100
Bradford D. Johnson (7)		AIP	130,000	260,000	520,000
	6/30/2021	Time-Based Units							30,000	225,300
	6/30/2021	TSR Units				15,000	30,000	60,000		125,100

(1) Non-equity incentive plan awards are short-term incentives that may be earned under the AIP. The NEOs achieved the annual cash incentives in 2021 at 108% of the Target level.

(2) Represents restricted common share units corresponding to a three-year performance period, FY 2021 - FY 2023. The NEOs may earn 50% of the Target award upon attainment of the Threshold performance and up to 200% of the Target award upon attainment of Maximum performance. Performance outcomes will be determined following the conclusion of the performance period. No dividend equivalents will be applied to the actual number of shares earned.

(3) Represents time-based restricted common share units granted under the 2018 Plan in 2021 that could be earned based on continued employment over a three-year period and vest in equal installments on June 30, 2022, 2023 and 2024.

(4) Amounts represent the grant date fair value of share awards measured in accordance with ASC Topic 718, utilizing the assumptions discussed in Note 15 to our audited financial statements for the year ended December 31, 2021 as included in our 2021 Annual Report.

(5) Mr. Mastandrea was terminated by the Company on January 18, 2022.

(6) Mr. Dee's employment with the Company ended on February 9, 2022.

(7) Mr. Johnson's employment with the Company ended on February 9, 2022.

The material terms of the Messrs. Mastandrea’s and Holeman’s employment agreements are described below in the section entitled “Potential Payments Upon Termination or Change in Control.” For a discussion of the material terms of the annual incentive and stock awards reflected in the Summary Compensation and Grants of Plan Based Awards tables, as well as a description of the amount of salary and annual incentive opportunities in proportion to total compensation, see the discussion above in the section entitled “Compensation Discussion and Analysis.”

Outstanding Equity Awards at Fiscal Year End 2021

The following table sets forth certain information with respect to unvested share and unit awards held by each NEO as of December 31, 2021.

Name	Grant Date	Share Awards
		Shares or Units of Stock that Have Not Vested (1)		Equity Incentive Plan Awards: Unearned Shares or Units that Have Not Vested (2)
		Number (#)	Market Value ($) (3)	Number (#)	Market Value ($) (3)
James C. Mastandrea(4)	6/30/2021	120,000	1,215,600	120,000	1,215,600
	7/31/2020	100,000	1,013,000	150,000	1,519,500
	6/30/2019	31,357	317,646	—	—
	9/30/2017			200,000	2,026,000
David K. Holeman	6/30/2021	60,000	607,800	60,000	607,800
	7/31/2020	50,000	506,500	75,000	759,750
	6/30/2019	14,895	150,886	—	—
	9/30/2017			150,000	1,519,500
Christine J. Mastandrea	6/30/2021	30,000	303,900	30,000	303,900
	7/31/2020	25,000	253,250	37,500	379,875
	6/30/2019	7,212	73,058	—	—
	9/30/2017			100,000	1,013,000
John J. Dee(5)	6/30/2021	30,000	303,900	30,000	303,900
	7/31/2020	25,000	253,250	37,500	379,875
	6/30/2019	7,212	73,058	—	—
	9/30/2017			75,000	759,750
Bradford D. Johnson(6)	6/30/2021	30,000	303,900	30,000	303,900
	7/31/2020	25,000	253,250	37,500	379,875
	6/30/2019	7,212	73,058	—	—
	9/30/2017			100,000	1,013,000
(1) Represent time-based restricted common share unit awards that vest as follows:
•Grant Date: 6/30/2021 - vest in equal installments on June 30, 2022, 2023 and 2024
•Grant Date: 7/31/2020 - vest in equal installments on July 31, 2022 and 2023
•Grant Date: 6/30/2019 - vest on June 30, 2022

(2) The following table provides the vesting schedules of unearned performance-based restricted common share unit grants outstanding as of December 31, 2021:

Grant Date	Outstanding Vesting Dates
6/30/2021	Performance period ending December 31, 2023. The number of restricted common share units reported is based on achievement of target performance. Cumulative performance to date, as of the last completed fiscal year, is below the threshold.
7/31/2020	Performance period ending December 31, 2022. The number of restricted common share units reported is based on achievement of target performance. Cumulative performance to date, as of the last completed fiscal year, is below the threshold.
9/30/2017	Represents restricted common share units that only vest immediately prior to the consummation of a Change in Control (as defined in the 2008 Plan) that occurs before September 30, 2024.

(3) Market values are based on the closing price of our common shares of $10.13 per share on December 31, 2021.

(4) Mr. Mastandrea was terminated by the Company on January 18, 2022, and all unvested equity awards were forfeited.

(5) Mr. Dee's employment with the Company ended on February 9, 2022, and all unvested equity awards were forfeited.

(6) Mr. Johnson's employment with the Company ended on February 9, 2022, and all unvested equity awards were forfeited.

Stock Awards Vested in 2021

 The following table sets forth information with respect to shares and common share units vested during the year ended December 31, 2021.

Name	Stock Awards (1)
	Number of Shares Acquired on Vesting (#) (1)	Value Realized on Vesting ($) (2)
James C. Mastandrea(3)	119,496	1,084,109
David K. Holeman	58,011	526,018
Christine J. Mastandrea	28,484	258,195
John J. Dee(4)	27,816	251,488
Bradford D. Johnson(5)	28,484	258,195

(1)Represents shares vested on March 16, 2021, June 30, 2021 and July 31, 2021.

(2)Based on the closing price of our common shares of $10.04, $8.25 and $8.85 on March 16, 2021, June 30, 2021 and July 31, 2021, respectively.

(3)Mr. Mastandrea was terminated by the Company on January 18, 2022.

(4)Mr. Dee's employment with the Company ended on February 9, 2022.

(5)Mr. Johnson's employment with the Company ended on February 9, 2022.

Potential Payments Upon Termination or Change in Control

The following tables summarize the compensation that would have been payable to Messrs. Mastandrea and Holeman if their employment had terminated on December 31, 2021 without “cause” or for “good reason” (each, as defined in the Employment Agreements), and for each other NEO if such NEO’s employment had terminated on December 31, 2021 without “cause” or for “good reason” (each, as defined in the Change in Control Agreements) within two years following a Change in Control. The tables also summarize the compensation that would have been payable to each NEO if his or her employment had terminated due to death or disability, or, upon change in control without termination. Due to the number of factors that affect the amount of any benefits provided upon the events discussed below, actual amounts paid or distributed may be different. The below disclosure does not include any amounts for equity awards or other compensation changes made subsequent to December 31, 2021.

On January 18, 2022, the Board of Whitestone REIT terminated, with cause, James C. Mastandrea from his position as Chief Executive Officer of the Company and removed Mr. Mastandrea as the Company’s Chairman of the Board. The Board’s decision was made following an independent internal investigation, which found Mr. Mastandrea’s conduct to be in violation of his employment agreement and inconsistent with Company standards and the responsibilities of the CEO. Mr. Mastandrea’s termination is not related to Whitestone’s operating performance, financial condition, or financial reporting.

In connection with Mr. Mastandrea's termination with cause, and consistent with the terms of his existing employment agreement, as amended, Mr. Mastandrea received all accrued and unpaid annual base compensation and other benefits (e.g., accrued vacation) with respect to periods ending on or before January 18, 2022 and no further amounts are due to Mr. Mastandrea. He is not entitled to receive any additional compensation or benefits and the tables and summaries in this proxy statement are included to comply with the Company’s disclosure obligations but will have no force or effect given that Mr. Mastandrea was terminated for cause.

On February 9, 2022, John J. Dee and Bradford D. Johnson's employment with the Company ended.

Involuntary Termination Without Cause or Termination with Good Reason

Name	Salary (1)	AIP (2)	Continuation of Benefits (3)	Value of Unvested Restricted Stock Unit Awards (4)	Total
	($)	($)	($)	($)	($)
James C. Mastandrea(6)	1,943,500	2,992,500	259,048	7,307,346	12,502,394
David K. Holeman	1,210,950	1,676,771	125,508	4,152,226	7,165,455
Christine J. Mastandrea	__	240,000	__	__	240,000
John J. Dee(7)	__	125,000	__	__	125,000
Bradford D. Johnson(8)	__	240,000	__	__	240,000

Involuntary Termination Without Cause or Termination with Good Reason Following a Change in Control

Name	Salary (1)	AIP (5)	Continuation of Benefits (3)	Value of Unvested Restricted Stock Unit Awards (4)	Total
	($)	($)	($)	($)	($)
Christine J. Mastandrea	487,500	659,250	15,344	2,326,983	3,489,077
John J. Dee(7)	450,000	312,500	22,881	2,073,722	2,859,103
Bradford D. Johnson(8)	487,500	600,000	15,018	2,326,983	3,429,501

(1) Amount equal to 2.99 times annual salary for Messrs. Mastandrea and Holeman, and 1.5 times annual salary for Messrs. Dee and Johnson and Ms. Mastandrea, in each case as of December 31, 2021.

(2) Amount equal to 2.99 times the 2021 annual incentive award for Mr. Holeman and 2.99 times the 2020 annual incentive award for Mr. Mastandrea for Involuntary Termination Without Cause or Termination with Good Reason. Also includes retention awards which are payable on March 15, 2025 subject to continued employment through December 31, 2024. In the event of an Involuntary Termination Without Cause or Termination with Good Reason prior to December 31, 2024, they are fully payable within 60 days of the termination date.

(3) Benefits amounts include the cost of (a) health and welfare benefits to the same extent made available to employees generally, including family health insurance, travel accident insurance, life and accidental death insurance, and long term disability insurance, (b) directors and officers liability insurance, (c) full participation in any 401(k), profit sharing, pension or other retirement benefit plan during employee’s employment, and (d) such other benefits that the Board may from time to time authorize for a period of three years for Messrs. Mastandrea and Holeman and one year for Messrs. Dee and Johnson and Ms. Mastandrea.

(4) The value of the restricted shares and restricted common share units is based on the closing price of our common shares on December 31, 2021, of $10.13 per share, assuming full release of all restrictions, including all performance conditions. The amount is based on achievement of Target performance.

(5) Amount equal to 1.5 times the 2021 annual incentive award for Ms. Mastandrea and 1.5 times the 2020 annual incentive award for Messrs. Dee and Johnson, for Involuntary Termination Without Cause or Termination with Good Reason Following a Change in Control, in each case as of December 31, 2021. Also includes retention awards which are payable on March 15, 2025 subject to continued employment through December 31, 2024. In the event of an Involuntary Termination Without Cause or Termination with Good Reason prior to December 31, 2024, they are fully payable within 60 days of the termination date.

(6) Mr. Mastandrea was terminated by the Company on January 18, 2022.

(7)Mr. Dee's employment with the Company ended on February 9, 2022.

(8) Mr. Johnson's employment with the Company ended on February 9, 2022.

Change in Control without Termination

Name	Salary	AIP (1)	Continuation of Benefits	Value of Unvested Restricted Stock Unit Awards (2)	Total
	($)	($)	($)	($)	($)
James C. Mastandrea(3)	__	750,000	—	7,307,346	8,057,346
David K. Holeman	__	375,000	—	4,152,226	4,527,226
Christine J. Mastandrea	__	240,000	—	2,326,983	2,566,983
John J. Dee(4)	__	125,000	—	2,073,722	2,198,722
Bradford D. Johnson(5)	__	240,000	—	2,326,983	2,566,983

(1) Represents retention awards which are payable on March 15, 2025 subject to continued employment through December 31, 2024. In the event of a change in control prior to December 31, 2024, they are fully payable within 60 days of change in control.

(2) The value of the restricted shares and restricted common share units is based on the closing price of our common shares on December 31, 2021, of $10.13 per share, assuming full release of all restrictions, including all performance conditions. The amount is based on achievement of Target level.

(3) Mr. Mastandrea was terminated by the Company on January 18, 2022.

(4) Mr. Dee's employment with the Company ended on February 9, 2022.

(5) Mr. Johnson's employment with the Company ended on February 9, 2022.

Death or Disability

Name	Salary (1)	AIP (2)	Continuation of Benefits (3)	Value of Unvested Restricted Stock Unit Awards (4)	Total (5)
	($)	($)	($)	($)	($)
James C. Mastandrea(6)	1,950,000	3,000,000	50,224	7,307,346	12,307,570
David K. Holeman	1,215,000	1,681,125	51,432	4,152,226	7,099,783
Christine J. Mastandrea	__	240,000	__	2,326,983	2,566,983
John J. Dee(7)	__	125,000	__	2,073,722	2,198,722
Bradford D. Johnson(8)	__	240,000	__	2,326,983	2,566,983

(1) Reflects three years of continued base salary and bonus. Salary continuation would not be provided upon termination due to the executive’s death.

(2) Reflects three years of the 2021 annual incentive award for Mr. Holeman and three years of the 2020 annual incentive award for Mr. Mastandrea, and for all NEOs, retention awards which are payable on March 15, 2025 subject to continued employment through December 31, 2024. In the event of death or disability prior to December 31, 2024, they are fully payable within 60 days of death or disability.

(3) Reflects three years of continued health and welfare benefits. The benefits would not be provided following termination due to the executive’s death.

(4) The value of the restricted shares and restricted common share units is based on the closing price of our common shares on December 31, 2021, of $10.13 per share, assuming full release of all restrictions, including all performance conditions. The amount is based on achievement of Target performance.

(5) The actual amounts provided would be net of any disability benefits paid to the executive by the Company, or any insurance funded by the Company. Amounts shown have not been reduced for such disability benefits.

(6) Mr. Mastandrea was terminated by the Company on January 18, 2022.

(7)Mr. Dee's employment with the Company ended on February 9, 2022.

(8) Mr. Johnson's employment with the Company ended on February 9, 2022.

Employment Agreements and Payments Upon Change in Control

Employment Agreements.

On August 29, 2014, the Company entered into employment agreements (the “Employment Agreements”) with Messrs. Mastandrea and Holeman. The Employment Agreements each have an initial term of three years, subject to automatic renewal for successive one year periods unless either party provides notice of non-renewal at least 90 days prior to the next automatic expiration date. The contracts originally provided for base salaries of no less than $400,000 and $250,000, respectively, per year to Messrs. Mastandrea and Holeman, and each of them is entitled to an annual bonus upon the satisfaction of performance criteria established by the Compensation Committee.

On February 10, 2021, the Company entered into an amendment to Employment Agreement with each of Messrs. Mastandrea and Holeman. The amendments increased Messrs. Mastandrea and Holeman’s base salaries to $600,000 and $375,0000, respectively and provided each of Messrs. Mastandrea and Holeman a single, lump-sum retention payment opportunity in the amount of $750,000 and $375,000, respectively (the “Retention Payment”), payable on March 15, 2025 (the “Retention Date”), subject to the executive’s continued employment with the Company through December 31, 2024. In the event of a change in control or a termination of the executive’s employment by the Company without cause, by the executive for good reason, or due to the executive’s death or disability, in each case, prior to December 31, 2024 (each a “Retention Trigger”), each of Messrs. Mastandrea and Holeman will be entitled to receive his applicable Retention Payment within 60 days of the Retention Trigger. In the event that the executive’s employment is terminated (other than due to a Retention Trigger) prior to the Retention Date, the Retention Payment will be forfeited.

In addition, each officer will be entitled to three years of continued benefits, including insurance (family health, life, accidental death, disability and director and officer liability) coverage, company automobiles, annual physicals and participation in the Company’s 401(k) and other pension benefit plans available to all employees.

Upon any termination (either before or after a change in control, as defined in the 2018 Plan) of an officer’s employment by the Company without cause or by the officer for good reason, as defined in the Employment Agreements and summarized below, the officer’s restricted common shares and restricted share units will immediately vest and the officer will be entitled to a severance payment equal to 2.99 times the sum of his then-current salary and last year’s bonus, as well as continuation of benefits for three (3) years. As a condition to receiving any severance payment, the officer is required to execute and deliver a blanket release of the Company from any and all current and prior claims. In addition, for a period of one year from and after termination of employment, except in the capacity of a less than 1% passive investor in a public company, each officer is restricted from having any interest in or performing any services in respect of any property that meets the Company’s publicly-stated definition of a Community Centered Property (as defined in the Employment Agreements) within a five mile radius of any property then-owned by the Company.

On January 18, 2022, the Board of Whitestone REIT terminated, with cause, James C. Mastandrea from his position as Chief Executive Officer of the Company and removed Mr. Mastandrea as the Company’s Chairman of the Board. The Board’s decision was made following an independent internal investigation, which found Mr. Mastandrea’s conduct to be in violation of his employment agreement and inconsistent with Company standards and the responsibilities of the CEO. Mr. Mastandrea’s termination is not related to Whitestone’s operating performance, financial condition, or financial reporting.

In connection with Mr. Mastandrea's termination with cause, and consistent with the terms of his existing employment agreement, as amended, Mr. Mastandrea received all accrued and unpaid annual base compensation and other benefits (e.g., accrued vacation) with respect to periods ending on or before January 18, 2022. He is not entitled to receive any additional compensation or benefits and the tables and summaries in this proxy statement are included to comply with the Company’s disclosure obligations but will have no force or effect given that Mr. Mastandrea was terminated for cause.

Mr. Holeman will be deemed to have been terminated by the Company without cause if Mr. Mastandrea ceases to serve as the Chairman of the Board and/or President and Chief Executive Officer of the Company on account of termination of Mr. Mastandrea’s employment by the Company without cause, Mr. Mastandrea’s termination of his employment for good reason and/or Mr. Mastandrea’s failure to be renominated and/or re-elected as a member of the Board. Mr. Holeman has agreed to waive his right to termination for cause benefits as a result of Mr. Mastandrea's failure to be renominated as a Trustee.

If either the Company or the officer gives notice to the other of an intention not to extend the term of employment for an additional year, and a termination occurs, that termination will be treated as a termination by the Company or by the officer, as the case may be, with or without cause, and for or not for good reason, as the case may be.

For purposes of the Employment Agreements, “good reason” includes the occurrence of any one of the following events:

(i) For Mr. Mastandrea, reduction of his annual base salary below $600,000, and for Mr. Holeman, reduction of his annual base salary below $375,000;

(ii) The Company fails to continue to provide the compensation as detailed in the Employment Agreement (base salary, bonus eligibility, performance awards pursuant to the 2008 Plan and the 2018 Plan and benefits and expense reimbursements);

(iii) The Company fails in any material respect to provide benefits and expense reimbursements, as detailed in the Employment Agreement, in either case after either officer has given the Company written notice of such failure, and the Company has failed to effect a cure within 60 days after the notice is given;

(iv) Either removal from any of the officer’s offices or responsibilities, or the officer’s duties with the Company are otherwise reduced to such an extent that he no longer has authority commensurate with the Chairman of the Board and Chief Executive Officer for Mr. Mastandrea and Chief Financial Officer for Mr. Holeman, in each case of a publicly-traded REIT;

(v) A change in the officer’s principal place of employment for the Company outside of the Houston and Phoenix metropolitan areas for Mr. Mastandrea, and the Houston metropolitan area for Mr. Holeman, and as a result, the officer is required to relocate; and

(vi) After a “shift in ownership”, as defined in the Employment Agreements and summarized below, the Board fundamentally changes its strategic plan in a manner opposed by the officer, in which case such officer may not terminate his employment unless he first gives the Board written notice specifying the change or changes that he opposes and the steps that the Board must take to rectify the strategic plan, and the Board fails to take those steps within 60 days after the notice is given.

For purposes of the Employment Agreements, a “shift in ownership” is deemed to occur, generally, when any person or entity, including a “group” as defined in Section 13(d)(3) of the Exchange Act, other than us or one of our wholly-owned subsidiaries or any employee benefit plan of us or any of our subsidiaries, becomes the beneficial owner of 20% or more of the combined voting power of our outstanding securities that may be cast for the election of our trustees; provided that no shift in ownership shall be deemed to have occurred if, prior to such acquisition, the acquisition is supported by the respective officer and approved by the Board.

Upon termination of the executive’s employment by the Company due to the executive’s disability, the Company would continue to provide health and welfare benefits, including contribution to any pension plan, that were being provided to the executive immediately before the executive became disabled as if the executive had continued to be actively employed, until the earliest of (i) the first date on which he is no longer disabled, (ii) the date of his death, and (iii) the third anniversary of the date on which the executive became disabled.
Change in Control Agreements.

On August 29, 2014, the Company entered into Change in Control Agreements (the “Change in Control Agreements”) with Messrs. Dee and Johnson and Ms. Mastandrea. Each Change in Control Agreement provides that if the officer’s employment is terminated by the Company (or any successor) without “cause” (as defined in the Change in Control Agreements) or by the officer for “good reason” (as defined in the Change in Control Agreements and summarized below) upon or within two years after a “change in control” of the Company (as defined in the 2008 Plan), the officer will receive a severance payment equal to 1.5 times the sum of the officer’s then current annual base salary plus the amount of any bonus paid for the prior year, as well as continuation of benefits for one year. In addition, the Change in Control Agreements provide that all unvested restricted common shares and restricted share units would vest to the extent not theretofore vested. Each officer will be deemed to have been terminated by the Company without cause if Mr. Mastandrea ceases to serve as the Chairman of the Board and/or President and Chief Executive Officer of the Company on account of termination of Mr. Mastandrea’s employment by the Company without cause, Mr. Mastandrea’s termination of his employment for good reason and/or Mr. Mastandrea’s failure to be renominated and/or re-elected as a member of the Board.

On February 10, 2021, the Company entered into an amendment to Change in Control Agreements with each of Ms. Mastandrea and Messrs. Dee and Johnson. The amendments to Change in Control Agreements provided each of Ms. Mastandrea and Messrs. Johnson and Dee a single, lump-sum payment retention payment opportunity in the amount of $240,000, $240,000 and $125,000, respectively (the “Retention Payment”), payable on March 15, 2025 (the “Retention Date”), subject to the executive’s continued employment with the Company through December 31, 2024. In the event of a change in control or a termination of executive’s employment by the Company without cause, by the executive for good reason, or due to the executive’s death or disability, in each case, prior to December 31, 2024 (each a “Retention Trigger”), each of Ms. Mastandrea and Messrs. Dee and Johnson will be entitled to receive his or her applicable Retention Payment within 60 days of the Retention Trigger. In the event that the executive’s employment is terminated (other than due to a Retention Trigger) prior to the Retention Date, the Retention Payment will be forfeited. The amendments also provide that if a termination occurs during the 2021 calendar year, the reductions made in 2020 to each of Ms. Mastandrea’s and Messrs. Johnson’s and Dee’s 2020 annual incentives ($240,000 and $240,000, and $125,000 respectively) would be disregarded when calculating their severance entitlements.

On February 9, 2022, John J. Dee and Bradford D. Johnson employment ended with the Company.

The Change in Control Agreements will remain effective until the officer’s employment is terminated for any reason; provided that the officer will receive the benefits specified above upon termination of employment by the Company without cause or the officer for good reason after a change in control. As a condition to receiving any severance payment, the officer is required to execute and deliver a blanket release of the Company from any and all current and prior claims. In addition, for a period of one year from and after termination of employment, except in the capacity of a less than 1% passive investor in a public company, each officer is restricted from having any interest in or performing any services in respect of any property that meets the Company’s publicly-stated definition of a Community Centered Property (as defined in the Change in Control Agreements) within a five mile radius of any property then-owned by the Company.

For purposes of the Change in Control Agreements, “good reason” generally includes the occurrence of any one of the following events:

(i) Reduction of the officer’s annual base salary below the amount in effect at the time of a change in control;

(ii) Bonus payment for the annual period first ending after the change in control is less than the officer’s bonus for the calendar year ending immediately prior to the change in control;

(iii) Benefits are materially reduced from those benefits in effect at the time of the change in control;

(iv) The officer is removed from any of his or her offices or responsibilities or his or her duties with the Company are otherwise reduced to such an extent that he or she no longer has the same authority commensurate with his or her duties to the Company at the time of the change in control; and

(v) The officer’s principal place of employment for the Company is relocated outside of the Houston metropolitan area and, as a result, he or she is required to relocate.

Treatment of Equity Upon Change in Control.

Pursuant to our 2008 Plan and our 2018 Plan, in the event of the participant’s death or disability any unvested restricted common shares or units will immediately vest. In the event of a Change in Control of the Company, as defined below, (i) all restricted shares, restricted share units, and options theretofore granted and not yet vested, will become fully vested (and restricted share units shall be automatically replaced with fully vested shares), exercisable and issued as of a time immediately before the Change in Control, and (ii) all restrictions and conditions applicable to restricted shares and other share awards will be deemed to have been satisfied as of the date of the Change in Control.

For purposes of our 2008 Plan and our 2018 Plan, “Change in Control” means, unless otherwise defined in the applicable award agreement, any of the following events:

•any person or entity, including a “group” as defined in Section 13(d)(3) of the Exchange Act, other than us or one of our wholly-owned subsidiaries or any employee benefit plan of us or any of our subsidiaries, becomes the beneficial owner of 35% or more of the combined voting power of our outstanding securities that may be cast for the election of our trustees;

•as the result of, or in connection with, any cash tender or exchange offer, merger or other business combination or contested election, less than a majority of the voting power of our outstanding securities or any successor company or entity entitled to vote generally in the election of our trustees or other corporation or entity after such transaction is held in the aggregate by our security holders entitled to vote generally in the election of our trustees immediately prior to such transaction;

•during any period of two consecutive years, individuals who at the beginning of that period constitute our Board cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by our shareholders, of each of our trustees first elected during that period was approved by a vote of at least two-thirds of our trustees then still in office who were (a) our trustees at the beginning of that period, and (b) not initially (1) appointed or elected to office as a result of either an actual or threatened election and/or proxy contest by or on behalf of a person other than our Board, or (2) designated by a person who has entered into an agreement with us to effect a transaction described in the first two bullet points above or the following two bullet points below;

•our complete liquidation or dissolution;
•the sale or other disposition of all or substantially all of our assets to any person; or

•with respect to award agreements for Messrs. Mastandrea, Dee and Holeman only, a termination of our Chief Executive Officer without cause, excluding non-appealable determinations by a court of law for fraud, gross negligence, or willful neglect, which would be considered termination for cause.

PROPOSAL NO. 3 – RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

    The Audit Committee has appointed PKF to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2022.

The Board asks shareholders to ratify the appointment of PKF as our independent registered public accounting firm.  Shareholder ratification of the appointment of PKF as our independent registered public accounting firm is not required by our bylaws or other governing documents. However, the Board is submitting the appointment of PKF to the shareholders for ratification as a matter of good corporate governance. If the appointment is not ratified, the Audit Committee will consider whether it is appropriate to select another registered public accounting firm. Even if the appointment is ratified, the Audit Committee, in its discretion, may select a different registered public accounting firm at any time during the year if it determines that a change would be in the best interests of Whitestone and our shareholders.  Whitestone does not expect a representative from PKF to attend the Annual Meeting and, accordingly, no representative from PKF is expected to make a statement or be available to respond to questions.

For the ratification of the appointment of our independent registered public accounting firm to be approved, Proposal No. 3 must receive the affirmative vote of a majority of all votes cast at the Annual Meeting, whether in person (virtually) or by proxy (which means the number of votes cast “FOR” the proposal must exceed the number of votes cast “AGAINST” the proposal). In determining whether Proposal No. 3 has received the requisite number of affirmative votes, abstentions will have no impact because they will not be counted as votes cast for this purpose, although they will be considered present for the purpose of determining a quorum.

Our Board recommends that you vote “FOR” the ratification of the Audit Committee’s appointment of Pannell Kerr Forster of Texas, P.C. as our independent registered public accounting firm for the year ending December 31, 2022.

AUDIT COMMITTEE INFORMATION

Report of the Audit Committee of the Board

The Audit Committee is composed of three independent, non-employee trustees and operates under a written charter adopted by the Board (a copy of which is available at www.whitestonereit.com).  The Board has determined that each committee member is independent within the meaning of the applicable NYSE listing standards currently in effect and as required by the Sarbanes-Oxley Act of 2002.  Management is responsible for the financial reporting process, including the preparation of the consolidated financial statements in accordance with GAAP, and for the establishment and effectiveness of internal control over financial reporting.  The Company's independent registered public accounting firm, Pannell Kerr Forster of Texas, P.C. (“PKF”), is responsible for auditing those financial statements and expressing an opinion as to whether they fairly present our financial condition, results of operations, shareholders' equity and cash flows in conformity with GAAP.  The committee’s responsibility is to oversee and review this process.  We are not, however, professionally engaged in the practice of accounting or auditing, and do not provide any expert or other special assurances as to such financial statements concerning compliance with the laws, regulations or GAAP or as to the independence of the registered public accounting firm.  The committee relies, without independent verification, on the information provided to us and on the representations made by management and PKF.  We held six meetings during 2021.  The meetings were designed, among other things, to facilitate and encourage communication among the committee, management and PKF. We discussed with PKF the overall scope and plans of their annual audit and quarterly reviews.  We met with PKF, with and without management present, to discuss the results of their examinations.

We have reviewed and discussed the audited consolidated financial statements for the fiscal year ended December 31, 2021 with management and PKF. We also discussed with management and PKF the process used to support certifications by our Chief Executive Officer and Chief Financial Officer that are required by the SEC and the Sarbanes-Oxley Act of 2002 to accompany our periodic filings with the SEC. In addition, we reviewed and discussed with management our compliance as of December 31, 2021 with Section 404 of the Sarbanes-Oxley Act of 2002.

The Audit Committee has discussed with PKF the matters required to be discussed by the applicable standards of the Public Company Accounting Oversight Board (“PCAOB”) and the Commission. The Audit Committee has received the written disclosures and the letter from PKF required by applicable requirements of the PCAOB regarding PKF's communications with the Audit Committee concerning independence, and has discussed with PKF its independence.  When considering the independence of PKF, we considered whether its array of services to Whitestone beyond those rendered in connection with its audit of our consolidated financial statements and reviews of our consolidated financial statements, including our quarterly reports on Form 10-Q, was compatible with maintaining its independence.  We also reviewed, among other things, the audit and non-audit services performed by, and the amount of fees paid for these services to, PKF.

Based on the foregoing review and discussions and relying thereon, we have recommended to our Board that the audited financial statements for the fiscal year ended December 31, 2021 be included in Whitestone’s Annual Report on Form 10-K.  The Audit Committee also reappointed, and the Board has approved, PKF as Whitestone's independent registered public accounting firm for the fiscal year ending December 31, 2022.

The undersigned members of the Audit Committee have furnished this report to our Board.

Respectfully submitted,
Audit Committee
Jeffrey A. Jones, Chair
Nandita V. Berry
Paul T. Lambert

The foregoing report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act or under the Exchange Act, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such acts.

Independent Registered Public Accounting Firm Fees and Services

    The following table sets forth the fees billed for professional audit services rendered by PKF, our independent registered public accounting firm, for the audit of our annual consolidated financial statements for the two most recent fiscal years ended December 31, 2021 and 2020, and fees billed for other services rendered by PKF for those periods:

Types of Services	Total Approximate Fees
	2021	2020
Audit Fees (1)	$365,454	$402,490
Audit-Related Fees	__	__
Tax Fees	__	__
All Other Fees(2)	28,750	25,000
Total	$394,204	$427,490

(1)Fees for audit services billed in 2021 and 2020 included the following: (i) audits of our annual financial statements and the effectiveness of our internal controls over financial reporting and audits of all related financial statements required to be audited pursuant to regulatory filings; (ii) reviews of unaudited quarterly financial statements; and (iii) services related to the issuance of consents and other services related to SEC matters.

(2)Fees billed for 2021 and 2020 primarily related to a regulatory audit of a material disposition and registration statements.

    The Audit Committee has considered the audit and non-audit services rendered by PKF and has determined that the providing of these services is compatible with maintaining the independence of PKF.

Pre-Approval Policies and Procedures

The Audit Committee has adopted a policy requiring it to approve all audit and non-audit services to be performed by our independent registered public accounting firm to assure that the provision of the services does not impair the firm’s independence.  All services, engagement terms, conditions and fees, as well as changes in the terms, conditions and fees must be pre-approved by the Audit Committee in advance.  The Audit Committee will annually review and approve services that may be provided by our independent registered public accounting firm during the next year and will revise the list of approved services from time to time based on subsequent determinations.  The authority to approve services may be delegated by the Audit Committee to one or more of its members, but may not be delegated to management.  If authority to approve services has been delegated to an Audit Committee member, any approval of services must be reported to the Audit Committee at its next scheduled meeting.  All audit and non-audit services rendered by our independent registered public accounting firm during the years ended December 31, 2021 and 2020 were pre-approved by the Audit Committee in accordance with its policies.

PROPOSAL NO. 4 – APPROVAL OF AN AMENDMENT TO THE COMPANY'S DECLARATION OF TRUST TO ALLOW SHAREHOLDERS TO ADOPT, AMEND OR REPEAL THE COMPANY’S BYLAWS

The Company believes that there should not be any undue restrictions on shareholders' ability to adopt, amend or repeal the Company’s bylaws. Currently, the Company’s bylaws, as amended, may only be adopted, amended or repealed by the Board. Proposal No. 4 would amend the Company's Declaration of Trust to allow shareholders to adopt, amend or repeal the Company’s bylaws, subject to the requirements set forth in the Company’s bylaws as amended. If this Proposal No. 4 is approved, the corresponding changes made to the Company’s bylaws described below will become effective.

Purpose and Effect of the Amendment to the Company’s Declaration of Trust

Currently, both our Declaration of Trust and bylaws provide the Board with the exclusive power to amend the bylaws. Our Board is committed to good corporate governance and monitors regularly our corporate governance policies and practices. Our Board carefully considered the advantages and disadvantages of adopting a change to our Declaration of Trust to allow for shareholders to amend the bylaws. The Company's bylaws establish a number of fundamental corporate governance operating principles, including rules for meetings of directors and shareholders and the election and duties of directors and officers, among other provisions. In the past, the Board believed that the default position under Maryland General Corporation Law provided an effective means for the Board to ensure that any amendments to our bylaws were prudent and designed to protect and maximize long- term value for all shareholders. More recently, the Board considered the various positions for and against allowing shareholders to amend the bylaws. After weighing these considerations, the Board has determined it is in the best interest of the Company's shareholders to vote for amending the Declaration of Trust to allow shareholders to amend our bylaws.

The general description of the proposed amendment to the Company’s Declaration of Trust set forth above is qualified in its entirety by reference to the text of the proposed amendment, which is attached as Appendix B to this Proxy Statement and is incorporated by reference herein.

On March 28, 2022, subject to shareholder approval of the amendment to the Company's Declaration of Trust, the Board approved an amendment to Article XIV of the Company’s bylaws, which will allow for the bylaws to be adopted, amended or repealed by a majority of the Board or by the Company’s shareholders (the “Bylaw Amendment”). The Bylaw Amendment would replace Article XIV of the Company’s bylaws with the following:

ARTICLE XIV.
AMENDMENT OF BYLAWS

The Board of Trustees shall have the power to adopt, alter or repeal any provision of these Bylaws and to make new Bylaws. In addition, these Bylaws may also be adopted, altered or repealed, and new Bylaws may be made, pursuant to a binding proposal that is (a) submitted to the shareholders for approval at a duly called annual meeting or special meeting of shareholders by (i) the Board of Trustees or (ii) a shareholder who provides to the Trust timely notice of such proposal that satisfies the notice procedures and all other relevant provisions of Section 12 of Article II and who is, at the record date set by the Board of Trustees for the purpose of determining shareholders entitled to vote on such matter, at the time such notice is delivered to the Trust and as of such meeting, a shareholder that satisfies the ownership and other eligibility requirements of Rule 14a-8 under the Exchange Act and Section 12 of Article II of these Bylaws, and (b) approved by the shareholders by the affirmative vote of a majority of the votes entitled to be cast on the matter.

If approved by the requisite vote, the proposed amendment to the Company’s Declaration of Trust will become effective upon the filing of Articles of Amendment with the State Department of Assessments and Taxation in Maryland (the "SDAT") to reflect the changes to the Company’s Declaration of Trust. If the proposed amendment to the Company’s Declaration of Trust is not approved by the requisite vote, then the Articles of Amendment will not be filed with the SDAT and the Board shall continue to have the exclusive power to adopt, alter or repeal any provision of our bylaws.

Voting Requirements

For the approval of the amendment to the Company's Declaration of Trust to be approved, Proposal No. 4 must receive the affirmative vote of the holders of not less than a majority of the shares then outstanding and entitled to vote. In determining whether Proposal No. 4 has received the requisite number of affirmative votes, an abstention from voting on a matter will not be considered a vote cast on the matter, but will be counted in determining the number of affirmative votes required for approval and accordingly will have the same effect as a vote “AGAINST” the proposal. If a broker or similar nominee indicates that the shares represented by a proxy card are not voted on this proposal, such broker non-votes will not be considered a vote cast, but will be counted in determining the number of affirmative votes required for approval and accordingly, will have the effect of a vote “AGAINST” the proposal.

Our Board recommends a vote "FOR" the approval of an amendment to the Company’s Declaration of Trust to allow the Company’s shareholders to adopt, amend or repeal the Company’s bylaws.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Policies and Procedures for Transactions with Related Persons

Under SEC rules, a related person transaction is any transaction or any currently proposed transaction in which the Company was or is to be a participant, the amount involved exceeds $120,000, and in which any related person had or will have a direct or indirect material interest. A “related person” is a director, officer, nominee for director or a more than 5% shareholder since the beginning of our last completed fiscal year, and their immediate family members.

Pillarstone Capital REIT. Mr. James C. Mastandrea, who served as the Chairman and Chief Executive Officer of the Company until January 18, 2022, serves as the Chairman and Chief Executive Officer of Pillarstone Capital REIT and beneficially owns approximately 66.7% of the outstanding equity in Pillarstone Capital REIT (when calculated in accordance with Rule 13d-3(d)(1) under the Exchange Act).

John J. Dee, who served as Chief Operating Officer and Corporate Secretary of the Company until February 9, 2022, also serves as the Senior Vice President and Chief Financial Officer of Pillarstone Capital REIT and beneficially owns approximately 20.0% of the outstanding equity in Pillarstone Capital REIT (when calculated in accordance with Rule 13d-3(d)(1) under the Exchange Act). In addition, Paul T. Lambert, a Trustee of the Company, also serves as a Trustee of Pillarstone Capital REIT.

As of December 31, 2021, we owned approximately 81.4% of the total outstanding Class A units representing limited partnership interests in Pillarstone Capital REIT Operating Partnership LP (“Pillarstone OP”), the operating partnership of Pillarstone Capital REIT. We account for Pillarstone OP under the equity method in our consolidated financial statements.

During the ordinary course of business, we have transactions with Pillarstone OP that include, but are not limited to, rental income, general and administrative costs, commissions, management and asset management fees, and property expenses. Rental payments by the Company to Pillarstone OP were approximately $899,000 in 2021 and property management fee income to the Company from Pillarstone OP was approximately $568,000 in 2021.

Pursuant to its charter, the Nominating and Corporate Governance Committee is responsible for conducting a reasonable prior review of any related party transactions for any potential or actual conflicts of interest.

Under our Declaration of Trust, we may enter into any contract or transaction with our trustees, officers, employees or agents (or any affiliated person), provided that in the case of any contract or transaction in which any of our trustees, officers, employees or agents (or any affiliated person) have a material financial interest, (1) the fact of the interest is disclosed or known to the following: (a) the Board, and the Board shall approve or ratify the contract or transaction by the affirmative vote of a majority of disinterested trustees, even if the disinterested trustees constitute less than a quorum, or (b) the shareholders entitled to vote, and the contract or transaction is authorized, approved or ratified by a majority of the votes cast by the shareholders entitled to vote other than the votes of shares owned of record or beneficially by the interested party; or (2) the contract or transaction is fair and reasonable to us. In addition, the Nominating and Corporate Governance Committee manages risks associated with the independence of the Board and potential conflicts of interest.

    According to our Code of Business Conduct and Ethics, our employees and trustees are expected to exhibit and promote the highest standard of honest and ethical conduct, by their adherence to the following policies and procedures: (1) they shall engage in only honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; and (2) they shall inform our chief operating officer of any deviations in practice from policies and procedures governing honest and ethical behavior or any material transaction or relationship that comes to their attention that could reasonably be expected to create a conflict of interest. The Audit Committee oversees compliance with our Code of Business Conduct and Ethics. Our Code of Business Conduct and Ethics is available under the “Corporate Governance” page of our website at www.whitestonereit.com.

OTHER MATTERS

Documents Incorporated by Reference

This Proxy Statement incorporates documents by reference that are not presented herein or delivered herewith, including our bylaws. These documents are available upon request without charge. Requests should be sent to Whitestone REIT, 2600 South Gessner Road, Suite 500, Houston, Texas 77063, Attention: Investor Relations or by calling 713-435-2219.

Other Business

The Board knows of no other business to be presented for action at the Annual Meeting. If any matters do come before the meeting on which action can properly be taken, it is intended that the proxies shall vote in accordance with the discretion of the person or persons exercising the authority conferred by the proxy at the meeting. The submission of a proposal does not guarantee its inclusion in our proxy statement or presentation at the Annual Meeting unless certain securities law and other requirements are met.

You are cordially invited to attend the 2022 Annual Meeting of Shareholders conducted via live audio webcast that can be accessed by visiting www.virtualshareholdermeeting.com/WSR2022. If you plan to attend the Annual Meeting online, you will need the 16-digit control number included in your Notice of Internet Availability of Proxy Materials, on your Proxy Card or on the instructions that accompany your Proxy Materials. The Annual Meeting will begin promptly at 10:00 a.m., Central Daylight Time. Online check-in will begin at 9:45 a.m., Central Daylight Time, and you should allow ample time for the online check-in procedures.
Whether or not you plan to attend the Annual Meeting, you are requested to vote in accordance with the instructions herein.

By order of the Board of Trustees,

Peter A Tropoli
General Counsel and Corporate Secretary

April [*], 2022
Houston, Texas

SOLICITATION AND VOTING

The Board, on behalf of the Company, is soliciting proxies to be used at our Annual Meeting to be held on May 23, 2022 at 10:00 a.m., Central Daylight Time.
How may I attend the virtual Annual Meeting?

The Annual Meeting will be a virtual meeting conducted by live audio webcast that can be accessed by visiting www.virtualshareholdermeeting.com/WSR2022, or at any postponement or adjournment thereof.

If you plan to attend the Annual Meeting online, you will need the 16-digit control number included in your Notice of Internet Availability of Proxy Materials, on your Proxy Card or on the instructions that accompany your Proxy Materials. The Annual Meeting will begin promptly at 10:00 a.m., Central Daylight Time. Online check-in will begin at 9:45 a.m. Central Daylight Time, and you should allow ample time for the online check-in procedures.

What proposals will be voted upon at the Annual Meeting?

    The following proposals are scheduled to be voted upon at the Annual Meeting: (1) the election of five trustees to serve until our 2023 annual meeting of shareholders and until their successors have been duly elected and qualified; (2) the approval of, in an advisory (non-binding) vote, the compensation of our named executive officers; (3) the ratification of the appointment of Pannell Kerr Forster of Texas, P.C. as our independent registered public accounting firm for the fiscal year ending December 31, 2022; and (4) approval of an amendment to the Company's declaration of trust to allow shareholders to adopt, amend or repeal the Company’s bylaws. As of the date of this Proxy Statement, we are not aware of any other matters that will be presented for consideration at the Annual Meeting.

 Who is entitled to vote at the Annual Meeting?

Only holders of record of our common shares as of the close of business on the record date, February 28, 2022, are entitled to receive notice of and to vote at the Annual Meeting or any postponement or adjournment thereof. As of the close of business on February 28, 2022, we had 49,145,844 common shares outstanding. Common shareholders are entitled to one vote for each common share that they owned on the record date.

Shareholder of Record: Shares Registered in Your Name. If, on February 28, 2022, your shares were registered directly in your name with Whitestone's transfer agent, American Stock Transfer & Trust Company, LLC, then you are a shareholder of record. As a shareholder of record, you may vote in person (virtually) at the Annual Meeting by visiting www.virtualshareholdermeeting.com/WSR2022, which provides rights and opportunities to vote and ask questions equivalent to in-person meetings of shareholders, or authorize a proxy to vote your shares as set forth below.

Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Other Agent. If, on February 28, 2022, your shares were held in an account with a broker, bank or other agent, then you are the beneficial owner of shares held in “street name,” and a voting instruction form was forwarded to you by that organization. The organization holding your account is considered to be the shareholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker, bank or other agent how to vote the shares in your account. You are also invited to attend the Annual Meeting by live audio webcast that can be accessed by visiting www.virtualshareholdermeeting.com/WSR2022. However, because you are not the shareholder of record, you may not vote your shares in person (virtually) at the Annual Meeting unless you request and obtain a “legal proxy” from your broker, bank or other agent.

Why did I not automatically receive a paper copy of the Proxy Statement, Proxy Card and Annual Report?
The Securities and Exchange Commission (“SEC”) rules allow us to furnish proxy materials to our shareholders electronically. By utilizing electronic delivery, we protect the environment by reducing our use of paper and lower the costs of delivery of proxy materials. We only mail proxy materials to those shareholders who specifically request a paper copy. On or about April [*], 2022, we mailed to all shareholders a Notice of Internet Availability of Proxy Materials that contained an overview of the proxy materials and explained several methods by which shareholders could view the proxy materials online or request a printed copy of the proxy materials to be delivered via regular mail or e-mail. There is no charge for requesting a printed copy. The Notice of Internet Availability of Proxy Materials includes a website address that provides you with instructions on how to view our proxy materials on the internet and enables you to notify us to send proxy materials to you by e-mail.

Can I find additional information on the Company website?

Yes. Our website is www.whitestonereit.com. Although the information contained on our website is not and should not be considered part of this Proxy Statement, you can view additional information on the website, such as our Code of Business Conduct and Ethics, Corporate Governance Guidelines, charters of Board committees, and filings with the SEC. A copy of any of these documents may be obtained free of charge by writing to Whitestone REIT, 2600 South Gessner Road, Suite 500, Houston, Texas 77063, Attention: Investor Relations.
How do I vote?

You may either vote for or withhold your vote on the election of the trustee nominees and you may vote for, against, or abstain from voting on the other proposals. The procedures for voting are set forth below.

Shareholder of Record: Shares Registered in Your Name. If you are a shareholder of record, you may vote in person (virtually) at the Annual Meeting by visiting www.virtualshareholdermeeting.com/WSR2022, which provides rights and opportunities to vote and ask questions equivalent to in-person meetings of shareholders. You may also vote by giving your proxy authorization over the internet or by telephone or mail. Proxies validly delivered by shareholders (by internet, telephone or mail as described below) and timely received by us will be voted in accordance with the instructions contained therein. Whether or not you plan to attend the Annual Meeting, we encourage you to submit a proxy card or to give your proxy authorization to ensure that your votes are counted. You may still attend the Annual Meeting and vote in person (virtually) if you have already voted by submitting a proxy card or given your proxy authorization.

  If a shareholder signs and returns a proxy card but gives no instructions, the shareholder's shares will be voted in accordance with the recommendations of our Board with respect to all Proposals.

You may authorize a proxy in three ways:

•Vote online. You can authorize a proxy to vote your shares online by following the instructions on the proxy card.

•Vote by telephone. You also have the option to authorize a proxy to vote your shares by telephone by following the instructions provided on the proxy card.

•Vote by regular mail. If you would like to authorize a proxy to vote your shares by mail, then please mark, sign and date the proxy card and return it promptly in the postage-paid envelope provided.

The individuals named as proxies on the proxy card to vote your shares also have the discretionary authority to vote your shares, to the extent permitted by Rule 14a-4(c) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on any matter that is properly brought before the Annual Meeting. The following proposals are scheduled to be voted upon at the Annual Meeting: (1) the election of five trustees to serve until our 2023 annual meeting of shareholders and until their successors have been duly elected and qualified; (2) the approval of, in an advisory (non-binding) vote, the compensation of our named executive officers; (3) the ratification of the appointment of Pannell Kerr Forster of Texas, P.C. as our independent registered public accounting firm for the fiscal year ending December 31, 2022; and (4) the approval of an amendment to the Company's declaration of trust to allow shareholders to adopt, amend or repeal the Company’s bylaws. As of the date of the Notice of Annual Meeting of Shareholders, we knew of no other matters to be presented at the Annual Meeting.

Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Other Agent. If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received the voting instruction form from that organization rather than from Whitestone. You should follow the instructions provided by your broker, bank or other agent regarding how to vote your shares. As the holder of record, only your bank, broker, other institution or nominee is authorized to vote or grant a proxy for your shares. Accordingly, if you wish to vote your shares in person (virtually), you must contact your bank, broker or other holder of record to obtain a “legal proxy” granting you the authority to do so. When you properly vote in accordance with the instructions provided in the voting instruction form, you are giving your bank, broker or other holder of record instructions on how to vote the shares they hold for you.

Regardless of how you choose to vote, your vote is important to us and we encourage you to vote promptly.

Can I change or revoke my vote after I return my proxy card?

Yes. If you are the shareholder of record of your shares, you may change or revoke your proxy at any time before it is exercised in one of three ways:

•You may send another properly completed proxy card bearing a later date, or submit a later-dated proxy by telephone or by the internet, in a timely manner;

•You may deliver a written notice of revocation, which must be received prior to or at the Annual Meeting, to our General Counsel and Corporate Secretary, Peter A. Tropoli, at Whitestone REIT, 2600 South Gessner Road, Suite 500, Houston, Texas 77063; or

•You may attend the Annual Meeting virtually by live audio webcast that can be accessed by visiting www.virtualshareholdermeeting.com/WSR2022, which provides rights and opportunities to revoke your proxy at the Annual Meeting and vote in-person (virtually). However, your attendance at the Annual Meeting will not, by itself, revoke your proxy.

If your shares are held by your broker, bank or other agent as your nominee, you should follow the instructions provided by your broker, bank or other agent.

How many shares must be present to constitute a quorum for the Annual Meeting?

A quorum of shareholders is necessary to hold a valid meeting. A quorum will be present if the holders of at least a majority of the outstanding shares entitled to vote are represented in person (virtually) or by proxy at the Annual Meeting. As of the close of business on February 28, 2022, the record date, there were 49,145,844 common shares outstanding and entitled to vote. Thus, 24,572,923 common shares must be represented in person (virtually) or by proxy at the Annual Meeting to constitute a quorum.

Your shares will be counted towards the quorum if you vote in person (virtually) at the Annual Meeting or if you submit a valid proxy by mail, internet or telephone (or one is submitted on your behalf by your broker, bank or other agent). Additionally, “WITHHOLD” votes, abstentions and broker non-votes, as described below, will also be counted towards the quorum requirement. If there is no quorum, the chairman of the Annual Meeting may adjourn the meeting until a later date.

What are the recommendations of the Board?

Our Board recommends you submit your voting instructions using the enclosed proxy card as follows:

1.Our Board recommends a vote “FOR” the election of the five trustee nominees nominated by the Board.

2.Our Board recommends a vote “FOR” the approval, in an advisory (non-binding) vote, of the compensation of our named executive officers.

3.Our Board recommends a vote “FOR” the ratification of the appointment of Pannell Kerr Forster of Texas, P.C. as our independent registered public accounting firm for the fiscal year ending December 31, 2021.

4.Our Board recommends a vote "FOR" an amendment to the Company's Declaration of Trust to allow for a majority of the outstanding shares to be able to affirmatively amend the bylaws.

How are votes counted?

Votes will be counted by the inspector of election appointed for the Annual Meeting, who will separately count (i) “FOR” and “WITHHOLD” votes and broker non-votes with respect to Proposal No. 1 (election of trustees), (ii) “FOR,” “AGAINST” and “ABSTAIN” votes and broker non-votes with respect to Proposal No. 2 (advisory vote on executive compensation), (iii) “FOR”, “AGAINST” and “ABSTAIN” votes with respect to Proposal No. 3 (ratification of our independent registered public accounting firm) and (iv) “FOR”, “AGAINST” and “ABSTAIN” votes with respect to Proposal No. 4 (approval of an amendment to the Company's Declaration of Trust to allow shareholders to adopt, amend or repeal the
Company’s bylaws).

Abstentions and broker non-votes will be treated as shares present for the purpose of determining a quorum for the transaction of business at the Annual Meeting.  A broker non-vote occurs when a nominee, such as a broker, bank or other agent, holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary authority with respect to that proposal and has not received instructions with respect to that proposal from the beneficial owner.  Brokers, banks or other agents that have not received voting instructions from their clients cannot vote on their clients' behalf with respect to “non-routine” proposals but may vote their clients' shares on “routine” proposals.

Under applicable rules of the New York Stock Exchange (the “NYSE”), Proposal No. 1 (election of trustees), Proposal No. 2 (advisory non-binding vote on executive compensation) and Proposal No. 4 (approval of an amendment to the Company’s Declaration of Trust to allow shareholders to adopt, amend or repeal the Company’s bylaws) are non-routine matters and a broker, bank or other agent does not have discretionary authority to vote on such proposals. Conversely, Proposal No. 3 (ratification of the appointment of our independent registered public accounting firm) is a routine matter and brokers, banks or other agents have discretionary authority to vote on such proposal.

How many votes are needed to approve each proposal?

•For each of the trustee nominees to be elected (Proposal No. 1), such nominee must receive the vote of a plurality of all the votes cast at the Annual Meeting, whether in person (virtually) or by proxy, in respect of his or her election. This means the nominees receiving the greatest number of “FOR” votes will be elected. Broker non-votes and abstentions will have no impact as they are not counted as votes cast for this purpose, although they will be considered present for the purpose of determining a quorum. In addition, our Corporate Governance Guidelines provide that any nominee for trustee in an uncontested election who receives a greater number of votes “WITHHELD” from his or her election than votes “FOR” such election shall tender his or her resignation for consideration by the Nominating and Corporate Governance Committee, which shall then make a recommendation to the Board, after which the Board will publicly disclose its decision with respect to such resignation within 90 days of the certification of the election results.

•For the advisory vote on executive compensation (Proposal No. 2) to be approved, the proposal must receive the affirmative vote of a majority of all votes cast at the Annual Meeting, whether in person (virtually) or by proxy (which means the votes cast “FOR” the proposal must exceed the votes cast “AGAINST” the proposal). For purposes of this advisory vote, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote, although they will be considered present for the purpose of determining a quorum.

•For the ratification of the appointment of our independent registered public accounting firm (Proposal No. 3) to be approved, the proposal must receive the affirmative vote of a majority of all votes cast at the Annual Meeting, whether in person (virtually) or by proxy (which means the number of votes cast “FOR” the proposal must exceed the number of votes cast “AGAINST” the proposal). In determining whether Proposal No. 3 has received the requisite number of affirmative votes, abstentions will not be counted as votes cast and will have no impact, although they will be considered present for the purpose of determining a quorum.

•For the approval of an amendment to the Company’s Declaration of Trust to allow shareholders to adopt, amend or repeal the Company’s bylaws (Proposal No. 4) to be approved, the proposal must receive the affirmative vote of the holders of not less than a majority of the shares then outstanding and entitled to vote thereon. In determining whether Proposal No. 4 has received the requisite number of affirmative votes, an abstention from voting on a matter will not be considered a vote cast on the matter, but will be counted in determining the number of affirmative votes required for approval and accordingly will have the same effect as a vote “AGAINST” the proposal. If a broker or similar nominee indicates that the shares represented by a proxy card are not voted on this proposal, such broker non-votes will not be considered a vote cast, but will be counted in determining the number of affirmative votes required for approval and accordingly, will have the effect of a vote “AGAINST” the proposal.

May I ask questions at the Annual Meeting?

You may ask questions virtually during the Annual Meeting. You may also submit questions in advance by visiting www.virtualshareholdermeeting.com/WSR2022.

Who is paying for this proxy solicitation?

We will pay for the entire cost of our solicitation of proxies. In addition to the costs of mailing the paper or electronic copies of our proxy materials, our officers or employees may also solicit proxies by telephone, e-mail or personal interview. Officers and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokers, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

Any proxy given pursuant to this solicitation may be revoked by notice from the person giving the proxy at any time before it is exercised. Any such notice of revocation should be provided in writing signed by the shareholder in the same manner as the proxy being revoked and delivered to our Corporate Secretary at Whitestone REIT, 2600 South Gessner Road, Suite 500, Houston, Texas 77063.

How many copies should I receive if I share an address with another shareholder?

The SEC has adopted rules that permit companies and intermediaries, such as brokers, banks or other agents, to implement a delivery procedure called “householding.” Under this procedure, multiple shareholders who reside at the same address may receive a single copy of our proxy materials, including the Notice of Internet Availability of Proxy Materials, unless the affected shareholder has provided us with contrary instructions. This procedure provides extra convenience for shareholders and cost savings for companies.

Whitestone and some brokers, banks or other agents may be householding our proxy materials, including the Notice of Internet Availability of Proxy Materials. A single Notice of Internet Availability of Proxy Materials and, if applicable, a single set of the Annual Report and other proxy materials will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker, bank or other agent that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If you did not respond that you did not want to participate in householding, you were deemed to have consented to the process. Shareholders may revoke their consent at any time by contacting Broadridge ICS, either by calling toll-free (866) 540-7095 or by writing to Broadridge Householding Department, 51 Mercedes Way, Edgewood, NY, 11717.

Upon written or oral request, Whitestone will promptly deliver a separate copy of the Notice of Internet Availability of Proxy Materials and, if applicable, the Annual Report and other proxy materials, to any shareholder at a shared address to which a single copy of any of those documents was delivered. To receive a separate copy of the Notice of Internet Availability of Proxy Materials and, if applicable, the Annual Report and other proxy materials, you may send a request to Whitestone, either in writing or telephone, at the address or telephone number listed under “Whom should I contact if I have any questions?” below. Requests must be received by April 28, 2022 for materials to be received prior to the Annual Meeting. In addition, if you are receiving multiple copies of the Notice of Internet Availability of Proxy Materials and, if applicable, Annual Report and other proxy materials, you can request householding by contacting our Investor Relations department in the same manner.

How can I obtain Whitestone’s Annual Report?

Our Annual Report, as filed with the SEC, can be accessed, along with this Proxy Statement, by following the instructions contained in our Notice of Internet Availability of Proxy Materials and is also available on the Investor Relations page of our corporate website at www.whitestonereit.com. If you wish to receive a copy of our Annual Report, as well as a copy of any exhibit specifically requested, we will mail these documents to you free of charge. Requests should be sent to Whitestone REIT, 2600 South Gessner Road, Suite 500, Houston, Texas 77063, Attention: Investor Relations. A copy of our Annual Report has also been filed with the SEC and may be accessed from the SEC’s website at www.sec.gov.

The Annual Report is not, and should not be considered to be, a part of our proxy materials.

How can I find out the results of the voting at the Annual Meeting?

    Preliminary voting results will be announced at the Annual Meeting. Final results will be announced in a Current Report on Form 8-K that will be filed with the SEC within four business days after the conclusion of the Annual Meeting and may be accessed from the SEC’s website at www.sec.gov.

How and when may I submit a shareholder proposal for the Annual Meeting?

In order for a shareholder proposal submitted pursuant to Rule 14a-8, promulgated under the Exchange Act, to be considered for inclusion in the proxy statement for our 2023 annual meeting of shareholders, written proposals must be received by the Corporate Secretary at Whitestone REIT, 2600 South Gessner Road, Suite 500, Houston, Texas 77063, no later than December [*], 2022 and must comply with all applicable requirements of Rule 14a-8.

Pursuant to Whitestone's bylaws, shareholders wishing to submit proposals or trustee nominations, whether or not included in our proxy materials, must have given timely notice thereof in writing to our Corporate Secretary. Under our current bylaws, to be timely for our 2023 annual meeting of shareholders, you must deliver proposals or nominations to our Corporate

Secretary, in writing, not later than January [*], 2023, nor earlier than December [*], 2022. We also advise you to review Whitestone’s bylaws, which contain additional requirements about advance notice of shareholder proposals and trustee nominations, including the different notice submission date requirements in the event that the date for our 2023 annual meeting of shareholders is more than 30 days before or after May 23, 2023.

    A more detailed discussion regarding the submission of proposals for the 2023 annual meeting of shareholders is provided under “Corporate Governance - Shareholder Nominations for Trustee” below.

Whom should I contact if I have any questions?

If you have any questions about the Annual Meeting or these proxy materials, please contact David Mordy, Whitestone's Director of Investor Relations at 713-435-2219.

APPENDIX A
RECONCILIATION OF NON-GAAP MEASURES
(in thousands)

Whitestone REIT and Subsidiaries
RECONCILIATION OF NON-GAAP MEASURES
(in thousands, except per share and per unit data)

	Year Ended December 31,
	2021	2020
FFO (NAREIT) AND FFO CORE
Net income attributable to Whitestone REIT	$12,048	$6,034
Adjustments to reconcile to FFO:(1)
Depreciation and amortization of real estate assets	28,806	28,096
Depreciation and amortization of real estate assets of real estate partnership (pro rata)	1,674	1,673
(Gain) loss on sale or disposal of assets, net	(176)	364
Gain on sale of property from discontinued operations	(1,833)	—
(Gain) loss on sale or disposal of properties or assets of real estate partnership (pro rata)(2)	(19)	91
Net income attributable to noncontrolling interests	205	117
FFO (NAREIT)	40,705	36,375
Adjustments to reconcile to FFO Core:
Share-based compensation expense	5,913	6,063
Gain on loan forgiveness	—	(1,734)
FFO Core	$46,618	$40,704

FFO PER SHARE AND OP UNIT CALCULATION
Numerator:
FFO	$40,705	$36,375
FFO Core excluding amounts attributable to unvested restricted common shares	$46,618	$40,704
Denominator:
Weighted average number of total common shares - basic	45,486	42,244
Weighted average number of total noncontrolling OP units - basic	772	821
Weighted average number of total common shares and noncontrolling OP units - basic	46,258	43,065

Effect of dilutive securities:
Unvested restricted shares	850	746
Weighted average number of total common shares and noncontrolling OP units - diluted	47,108	43,811

FFO per common share and OP unit - basic	$0.88	$0.84
FFO per common share and OP unit - diluted	$0.86	$0.83

FFO Core per common share and OP unit - basic	$1.01	$0.95
FFO Core per common share and OP unit - diluted	$0.99	$0.93

(1)    Includes pro-rata share attributable to real estate partnership.

(2)    Included in equity in earnings of real estate partnership on the consolidated statements of operations and comprehensive income (loss).

Funds From Operations (NAREIT) (“FFO”)

The National Association of Real Estate Investment Trusts (“NAREIT”) defines FFO as net income (loss) available to common shareholders computed in accordance with GAAP, excluding depreciation and amortization related to real estate, gains or losses from the sale of certain real estate assets, gains and losses from change in control, and impairment write-downs of certain real estate assets and investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity.  We calculate FFO in a manner consistent with the NAREIT definition and also include adjustments for our unconsolidated real estate partnership.

Management uses FFO as a supplemental measure to conduct and evaluate our business because there are certain limitations associated with using GAAP net income (loss) alone as the primary measure of our operating performance.

Historical cost accounting for real estate assets in accordance with GAAP implicitly assumes that the value of real estate assets diminishes predictably over time.  Because real estate values instead have historically risen or fallen with market conditions, management believes that the presentation of operating results for real estate companies that use historical cost accounting is insufficient by itself.  In addition, securities analysts, investors and other interested parties use FFO as the primary metric for comparing the relative performance of equity REITs.

FFO should not be considered as an alternative to net income or other measurements under GAAP, as an indicator of our operating performance or to cash flows from operating, investing or financing activities as a measure of liquidity.  FFO does not reflect working capital changes, cash expenditures for capital improvements or principal payments on indebtedness. Although our calculation of FFO is consistent with that of NAREIT, there can be no assurance that FFO presented by us is comparable to similarly titled measures of other REITs.

Funds From Operations Core (“FFO Core”)

Management believes that the computation of FFO in accordance with NAREIT’s definition includes certain items that are not indicative of the results provided by our operating portfolio and affect the comparability of our period-over-period performance. These items include, but are not limited to, share-based compensation expense and gains on loan forgiveness. Therefore, in addition to FFO, management uses FFO Core, which we define to exclude such items. Management believes that these adjustments are appropriate in determining FFO Core as they are not indicative of the operating performance of our assets. In addition, we believe that FFO Core is a useful supplemental measure for the investing community to use in comparing us to other REITs as many REITs provide some form of adjusted or modified FFO. However, there can be no assurance that FFO Core presented by us is comparable to the adjusted or modified FFO of other REITs.

Whitestone REIT and Subsidiaries
RECONCILIATION OF NON-GAAP MEASURES
(continued)
(in thousands)

	Year Ended
	December 31,
	2021	2020
PROPERTY NET OPERATING INCOME
Net income attributable to Whitestone REIT	$12,048	$6,034
General and administrative expenses	22,625	21,303
Depreciation and amortization	28,950	28,303
Equity in earnings of real estate partnership	(609)	(921)
Interest expense	24,564	25,770
Interest, dividend and other investment income	(116)	(278)
Provision for income taxes	385	379
Gain on sale of property from discontinued operations	(1,833)	—
Management fee, net of related expenses	331	334
(Gain) loss on sale or disposal of assets, net	(176)	364
Gain on loan forgiveness	—	(1,734)
NOI of real estate partnership (pro rata)	3,833	4,232
Net income attributable to noncontrolling interests	205	117
NOI	90,207	83,903
Non-Same Store NOI (1)	(1,607)	—
NOI of real estate partnership (pro rata)	(3,833)	(4,232)
NOI less Non-Same Store NOI and NOI of real estate partnership (pro rata)	84,767	79,671
Same Store straight-line rent adjustments	(1,410)	542
Same Store amortization of above/below market rents	(835)	(822)
Same Store lease termination fees	(320)	(1,613)
Same Store NOI (2)	$82,202	$77,778

(1)    We define “Non-Same Store” as properties that have been acquired since the beginning of the period being compared and properties that have been sold, but not classified as discontinued operations. For purposes of comparing the twelve months ended December 31, 2021 to the twelve months ended December 31, 2020, Non-Same Store includes properties acquired between January 1, 2020 and December 31, 2021 and properties sold between January 1, 2020 and December 31, 2021, but not included in discontinued operations.

(2)    We define “Same Store” as properties that have been owned during the entire period being compared. For purposes of comparing the twelve months ended December 31, 2021 to the twelve months ended December 31, 2020, Same Store includes properties owned before January 1, 2020 and not sold before December 31, 2021.

NOI: Net Operating Income:

Management believes that NOI is a useful measure of our property operating performance. We define NOI as operating revenues (rental and other revenues) less property and related expenses (property operation and maintenance and real estate taxes). Other REITs may use different methodologies for calculating NOI and, accordingly, our NOI may not be comparable to other REITs. Because NOI adjusts for general and administrative expenses, depreciation and amortization, equity in earnings of real estate partnership, interest expense, interest, dividend and other investment income, provision for income taxes, gain or loss on sale of property from discontinued operations, management fee, net of related expenses, gain or loss on sale or disposal of assets, gain on loan forgiveness, our pro rata share of NOI of equity method investments and net income attributable to noncontrolling interests, it provides a performance measure that, when compared year-over-year, reflects the revenues and expenses directly associated with owning and operating commercial real estate properties and the impact to operations from trends in occupancy rates, rental rates and operating costs, providing perspective not immediately apparent from net income. We use NOI to evaluate our operating performance since NOI allows us to evaluate the impact that factors such as occupancy levels, lease structure, lease rates and tenant base have on our results, margins and returns. In addition, management believes that NOI provides useful information to the investment community about our property and operating performance when compared to other REITs since NOI is generally recognized as a standard measure of property performance in the real estate industry. However, NOI should not be viewed as a measure of our overall financial performance since it does not reflect general and administrative expenses, depreciation and amortization, interest expense, interest income, provision for income taxes and gain or loss on sale or disposition of assets, the level of capital expenditures and leasing costs necessary to maintain the operating performance of our properties.

Same Store NOI:

Management believes that Same Store NOI is a useful measure of the Company’s property operating performance because it includes only the properties that have been owned for the entire period being compared, and that it is frequently used by the investment community. Same Store NOI assists in eliminating differences in NOI due to the acquisition or disposition of properties during the period being presented, providing a more consistent measure of the Company’s performance. The Company defines Same Store NOI as operating revenues (rental and other revenues, excluding straight-line rent adjustments, amortization of above/below market rents, and lease termination fees) less property and related expenses (property operation and maintenance and real estate taxes), Non-Same Store NOI, and NOI of our investment in Pillarstone OP (pro rata). We define “Non-Same Stores” as properties that have been acquired since the beginning of the period being compared and properties that have been sold, but not classified as discontinued operations. Other REITs may use different methodologies for calculating Same Store NOI, and accordingly, the Company's Same Store NOI may not be comparable to that of other REITs.

	Year Ended
	December 31,
EARNINGS BEFORE INTEREST, TAX, DEPRECIATION AND AMORTIZATION FOR REAL ESTATE (EBITDAre)	2021	2020

Net income attributable to Whitestone REIT	$12,048	$6,034
Depreciation and amortization	28,950	28,303
Interest expense	24,564	25,770
Provision for income taxes	385	379
Net income attributable to noncontrolling interests	205	117
Equity in earnings of real estate partnership	(609)	(921)
EBITDAre adjustments for real estate partnership	3,071	3,484
Gain on sale of property from discontinued operations	(1,833)	—
Loss (gain) on sale or disposal of assets, net	(176)	364
Gain on loan forgiveness	—	(1,734)
EBITDAre	66,605	61,796
Management fee, net of related expenses	331	334
Share-based compensation expense	5,913	6,063
EBITDAre-Adjusted	72,849	68,193
Effect of partial year acquisitions and dispositions	3,176	—
Pro Forma EBITDAre-Adjusted	$76,025	$68,193

RATIO of Net Debt to Pro Forma EBITDAre-Adjusted	December 31,
	2021	2020
Net Debt
Outstanding debt	$643,613	$645,163
Less: Cash	(15,721)	(25,777)
Add: Proportional share of net debt of real estate partnership	8,200	8,912
Net Debt	$636,092	$628,298

Ratio of Net Debt/Pro Forma EBITDAre-Adjusted
Total Net Debt	$636,092	$628,298
Pro Forma EBITDAre-Adjusted	$76,025	$68,193
Ratio of Net Debt to Pro Forma EBITDAre-Adjusted	8.4	9.2

G&A as a Percentage of Revenue Including Pro Rata Share of Real Estate Partnership	Year Ended December 31,
	2021	2020
Revenue Including Pro Rata Share of Real Estate Partnership
Total revenues	$125,365	$117,915
Pro rata share of total revenue from real estate partnership	7,547	7,873
Revenue including pro rata share of real estate partnership	$132,912	$125,788

General and administrative	$22,625	$21,303

G&A as a percentage of revenue including pro rata share of real estate partnership	17%	17%

EBITDAre: The National Association of Real Estate Investment Trusts (“NAREIT”) defines EBITDAre as net income computed in accordance with GAAP, plus interest expense, income tax expense, depreciation and amortization and impairment write-downs of depreciable property and of investments in unconsolidated affiliates caused by a decrease in value of depreciable property in the affiliate, plus or minus losses and gains on the disposition of depreciable property, including losses/gains on change in control and adjustments to reflect the entity’s share of EBITDAre of the unconsolidated affiliates and consolidated affiliates with non-controlling interests. The Company calculates EBITDAre in a manner consistent with the NAREIT definition. Management believes that EBITDAre represents a supplemental non-GAAP performance measure that provides investors with a relevant basis for comparing REITs. There can be no assurance the EBITDAre as presented by the Company is comparable to similarly titled measures of other REITs. EBITDAre should not be considered as alternatives to net income or other measurements under GAAP as indicators of operating performance or to cash flows from operating, investing or financing activities as measures of liquidity. EBITDAre does not reflect working capital changes, cash expenditures for capital improvements or principal payments on indebtedness.

EBITDAre-Adjusted: The Company also presents EBITDAre-Adjusted as an additional supplemental measure as we believe it is reflective of the core operating performance of our portfolio of properties. EBITDAre-Adjusted is defined as NAREIT EBITDAre excluding charges and gains related to non-cash and non-operating transactions and other events that could affect the comparability of operating results. Specific examples of items excluded from EBITDAre-Adjusted include, but are not limited to, management fees, net of related costs and share-based compensation expense. There can be no assurance that EBITDAre-Adjusted as presented by the Company is comparable to similarly titled measures of other REITs. EBITDAre-Adjusted should not be considered an alternative to net income or other measurements under GAAP as indicators of operating performance or to cash flows from operating, investing or financing activities as measures of liquidity. EBITDAre-Adjusted does not reflect working capital changes, cash expenditures for capital improvements or principal payments on indebtedness.

Net debt: We present net debt, which we define as total debt less cash plus our proportional share of net debt of real estate partnership, and net debt to pro forma EBITDAre, which we define as net debt divided by EBITDAre because we believe they are helpful as supplemental measures in assessing our ability to service our financing obligations and in evaluating balance sheet leverage against that of other REITs. However, net debt and net debt to pro forma EBITDAre should not be viewed as a stand-alone measure of our overall liquidity and leverage. In addition, our REITs may use different methodologies for calculating net debt and net debt to pro forma EBITDAre, and accordingly our net debt and net debt to pro forma EBITDAre may not be comparable to that of other REITs.

APPENDIX B
ARTICLES OF AMENDMENT
THIS IS TO CERTIFY THAT:
FIRST: The declaration of trust (the “Declaration of Trust”) of Whitestone REIT, a Maryland real estate investment trust (the “Trust”), is hereby amended by deleting Section 10.4 of Article X in its entirety and inserting the following:
“Section 10.4 Bylaws. The Board of Trustees shall have the power to adopt, alter or repeal any provision of the Bylaws and to make new Bylaws. The Bylaws may also be adopted, altered or repealed, and new Bylaws may be made, by the affirmative vote of the holders of not less than a majority of the shares then outstanding and entitled to vote on the matter or such other standard as may be required to approve such action by an express provision of the Bylaws as then in effect. The Bylaws may also include other requirements that shareholders must satisfy in order to make such a proposal.”
SECOND: The amendment to the Declaration of Trust as set forth above has been duly advised by the Board of Trustees of the Trust and approved by the shareholders of the Trust as required by law.
THIRD: These Articles of Amendment shall be effective upon filing with the State Department of Assessments and Taxation of Maryland.
FOURTH: The undersigned acknowledges these Articles of Amendment to be the trust act of the Trust and as to all matters or facts required to be verified under oath, the undersigned acknowledges to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Trust has caused these Articles of Amendment to be signed in its name and on its behalf by its Chief Executive Officer and attested to by its Corporate Secretary on this __ day of May, 2022.

ATTEST: _____________________ Name: Peter A. Tropoli Title: Corporate Secretary	WHITESTONE REIT By: _____________________ (SEAL) Name: David K. Holeman Title: Chief Executive Officer

WHITESTONE REIT
Annual Meeting of Shareholders
May 23, 2022 10:00 AM CDT
This proxy is solicited by the Board of Trustees

The shareholder(s) hereby appoint(s) David K. Holeman, J. Scott Hogan, and Peter A. Tropoli, or any of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the Common Shares of WHITESTONE REIT that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 10:00 AM CDT on May 23, 2022, online at www.virtualshareholdermeeting.com/WSR2022.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Trustees recommendations.

Continued and to be signed on reverse side

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WHITESTONE REIT
2600 S GESSNER RD., SUITE #500
HOUSTON, TX 77063

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 05/22/2022. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/WSR2022

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 05/22/2022. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Trustees recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Trustees (proposal No.1)	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees

01) David F. Taylor 02) Nandita V. Berry 03) Paul T. Lambert 04) Jeffrey A. Jones 05) David K. Holeman

The Board of Trustees recommends you vote FOR proposals 2, 3 and 4:

NOTE: To transact other business that may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

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